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Exhibit 2

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

STATE NATIONAL BANCSHARES, INC.
Fort Worth, Texas,

NEW HERITAGE FINANCIAL CORPORATION
Granbury, Texas

and

HERITAGE FINANCIAL CORPORATION
Granbury, Texas

Dated as of May 17, 2005

i

Section 12.10	Attorneys' Fees and Costs	46
Section 12.11	Interpretation	46
Section 12.12	No Third Party Beneficiaries	46
Section 12.13	Assignment	47
Section 12.14	Public Disclosure	47
Section 12.15	Extension; Waiver	47
Section 12.16	Amendments	47

EXHIBITS

Exhibit A—Form of Voting Agreement
Exhibit B—Form of Director Support Agreement
Exhibit C—Form of Release of Directors
Exhibit D—Form of Release of Officers
Exhibit E—Form of Legal Opinion

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of the 17th day of May, 2005, by and between STATE NATIONAL BANCSHARES, INC., a corporation organized under the laws of the State of Texas and a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), with its principal offices in Fort Worth, Texas ("State National BHC"), NEW HERITAGE FINANCIAL CORPORATION, a corporation organized under the laws of the State of Texas ("New Heritage"), and HERITAGE FINANCIAL CORPORATION, a corporation organized under the laws of the State of Texas and a registered bank holding company under the BHCA with its principal offices in Granbury, Texas ("Heritage BHC").

WITNESSETH:

        WHEREAS, State National BHC is a corporation duly organized and existing under the laws of the State of Texas;

        WHEREAS, New Heritage is a corporation duly organized and existing under the laws of the State of Texas and a wholly-owned subsidiary of State National BHC that has been organized for the sole purpose of effecting the Merger (as defined below) in accordance with this Agreement;

        WHEREAS, Heritage BHC is a corporation duly organized and existing under the laws of the State of Texas;

        WHEREAS, this Agreement provides for the acquisition of Heritage BHC by State National BHC by virtue of the merger of New Heritage with and into Heritage BHC (the "Merger");

        WHEREAS, as a result of the Merger, all of the issued and outstanding shares of common stock, par value $1.00 per share, of Heritage BHC (the "Heritage BHC Stock") shall be converted into and exchanged for cash in the manner provided for in this Agreement;

        WHEREAS, the board of directors of State National BHC (the "State National BHC Board") and the board of directors of Heritage BHC (the "Heritage BHC Board") have each approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement and the schedules and exhibits hereto and have authorized the execution hereof;

        WHEREAS, State National BHC and Heritage BHC believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of State National BHC, Heritage BHC and their respective shareholders; and

        WHEREAS, State National BHC and Heritage BHC desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated thereby.

        NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto, intending to be bound hereby, undertake, promise, covenant and agree with each other as follows:

ARTICLE I
ACQUISITION OF HERITAGE BHC BY STATE NATIONAL BHC

        Section 1.01    Merger of New Heritage with and into Heritage BHC.    Subject to the terms and conditions of this Agreement, New Heritage shall be merged with and into Heritage BHC on the

Effective Date (as defined in Section 1.02) in accordance with the provisions of Part Five of the Texas Business Corporation Act (the "TBCA") and the separate corporate existence of New Heritage shall cease. Heritage BHC shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Texas.

        Section 1.02    Effective Date and Effective Time.    Subject to the terms and conditions of this Agreement, upon the filing with the Secretary of State of the State of Texas (the "Texas Secretary of State") of duly executed Articles of Merger, the Merger shall become effective. The date on which the Merger is effective shall be referred to herein as the "Effective Date", which the parties shall use their best efforts to cause to occur on the Closing Date (as defined in Section 2.01), and the time at which the Merger becomes effective on the Effective Date shall be referred to herein as the "Effective Time".

        Section 1.03    Effects of the Merger.    The Merger shall have the effects provided by this Agreement and as set forth in Article 5.06 of the TBCA. The Surviving Corporation shall (i) be deemed to be a continuation in entity and identity of each of New Heritage and Heritage BHC, (ii) possess all the rights, privileges, powers, immunities, purposes and franchises, both public and private, of each of New Heritage and Heritage BHC, (iii) be subject to all the liabilities, obligations, duties and relations of each merging party, and (iv) without the necessity of any conveyance, assignment or transfer, become the owner of all of the assets of every kind and character formerly belonging to New Heritage and Heritage BHC. At the Effective Time, all rights, title and interests to all real property and personal property, tangible and intangible, of every kind and description belonging to each of New Heritage and Heritage BHC shall be vested in the Surviving Corporation without further act or deed, and the title to any real estate, or any interest therein, vested in either New Heritage or Heritage BHC shall not revert or be in any way impaired by reason of such Merger. The Surviving Corporation shall be liable for all the obligations and liabilities of New Heritage and Heritage BHC, and any claim existing or action or proceeding pending by or against either New Heritage or Heritage BHC may be enforced as if such Merger had not taken place. Neither the rights of creditors nor any liens upon, or security interests in, the property of either New Heritage or Heritage BHC shall be impaired by such Merger.

        Section 1.04    Articles of Incorporation and Bylaws.    The Articles of Incorporation and Bylaws, respectively, of New Heritage in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation following the Merger until otherwise amended or repealed in accordance with applicable law.

        Section 1.05    Directors and Officers.    At the Effective Time, the directors and officers of New Heritage immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation following the Merger and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

        Section 1.06    Conversion of Securities.    At the Effective Time by virtue of the Merger and without any further action on the part of State National BHC, Heritage BHC or any holder of the following securities:

          A.    All of the shares of Heritage BHC Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from State National BHC the aggregate merger consideration equal to $53,500,000 (the "Merger Consideration"); provided, however, that in the event that the shareholders' equity of Heritage BHC determined as of the Shareholders' Equity Measuring Date (as defined in Section 8.13) is less than the Shareholders' Equity Minimum (as defined in Section 8.13), then the aggregate Merger Consideration shall be reduced on a dollar-for-dollar basis by the amount by which the shareholders' equity of Heritage BHC is less than the Shareholders' Equity Minimum.

  Each share of Heritage BHC Stock issued and outstanding as of the Effective Time (other than shares held by Dissenting Shareholders) shall be entitled to receive an amount (payable as provided in Section 1.08) equal to (i) the Merger Consideration (as determined pursuant to this Section 1.06A) divided by (ii) the number of shares of Heritage BHC Stock issued and outstanding as of the Effective Date (the "Per Share Merger Consideration").

          B.    Each share of common stock, par value $1.00 per share, of New Heritage ("New Heritage Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into one (1) share of common stock of the Surviving Corporation. References to New Heritage Stock in this Agreement as of and after the Effective Time shall be deemed to mean the common stock of the Surviving Corporation.

          C.    As of the Effective Time, (i) all shares of Heritage BHC Stock converted into the Merger Consideration pursuant to this Section 1.06 shall no longer be outstanding and shall automatically be cancelled and retired, and all rights with respect thereto shall cease to exist, and each holder of Heritage BHC Stock shall cease to have any rights thereto, except the right to receive, upon surrender of the certificate(s) representing any such shares of Heritage BHC Stock in accordance with Section 1.08, his or her pro rata share of the Merger Consideration pursuant to this Section 1.06.

          D.    At the Effective Time, the stock transfer books of Heritage BHC shall be closed, and no transfer of Heritage BHC Stock theretofore outstanding shall thereafter be made.

          E.    Any shares of Heritage BHC Stock that are owned by Heritage BHC (including treasury shares) or State National BHC (other than shares held in a fiduciary capacity or shares held in satisfaction of a debt previously contracted) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

        Section 1.07    Dissenting Shareholders.    Notwithstanding anything in this Agreement to the contrary, shares of Heritage BHC Stock that are outstanding immediately prior to the Effective Time and that are held by Heritage BHC shareholders who have not voted such shares in favor of the Merger and who shall have otherwise complied with the terms and provisions of Section 5.12 of the TBCA (each a "Dissenting Shareholder") shall be entitled to those rights and remedies set forth in Section 5.12 of the TBCA; provided, however, in the event that a shareholder of Heritage BHC fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBCA, the shares of Heritage BHC Stock held by such shareholder shall be converted into and represent only the right to receive the Merger Consideration specified in this Agreement.

        Section 1.08    Delivery of Consideration; Exchange of Certificates.    An exchange agent designated by State National BHC (the "Exchange Agent") shall send to each holder of one or more certificates representing shares of Heritage BHC Stock ("Certificates"), a letter of transmittal for use in exchanging such holder's Certificates for the Merger Consideration. Heritage BHC shall forward letters of transmittal to each of the shareholders of Heritage BHC, addressed to the most current address of such shareholders of Heritage BHC according to the records of Heritage BHC, at least twenty (20) days prior to the Closing Date unless Heritage BHC and State National BHC shall mutually agree to send such letters at a later date. If a holder of Certificates surrenders such Certificates and a properly executed letter of transmittal to the Exchange Agent at least five (5) business days prior to the Closing Date, then, on the Closing Date, State National BHC shall deliver to such holder of Certificates the Merger Consideration set forth in Section 1.06 of this Agreement. If a holder of Certificates surrenders such Certificates and a properly executed letter of transmittal to the Exchange Agent at any time after five (5) business days prior to the Closing Date, then promptly, and in no event later than five (5) business days after receipt of such Certificates and letter of transmittal, State National BHC shall deliver to such holder of Certificates the Merger Consideration as provided in

Section 1.06 of this Agreement. If any record shareholder of Heritage BHC is unable to locate any Certificate evidencing the Heritage BHC Stock, such shareholder shall submit to the Exchange Agent an affidavit of lost certificate and indemnification agreement in form acceptable to State National BHC and, if required by State National BHC, a surety bond in an amount equal to the amount to be delivered to such shareholder, in lieu of such Certificate. Notwithstanding the foregoing, neither the Exchange Agent nor any other party to this Agreement shall be liable to any holder of Certificates representing the Heritage BHC Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. No interest shall be payable with respect to the payment of the Merger Consideration.

        Section 1.09    Voting Agreement.    As a condition to the execution of this Agreement, each member of the Heritage BHC Board is executing and delivering to State National BHC a Voting Agreement in substantially the form attached hereto as Exhibit A.

        Section 1.10    Alternative Acquisition Structure.    Notwithstanding any provision in this Agreement to the contrary, State National BHC shall be permitted, in its sole and absolute discretion, to restructure the method by which State National BHC accomplishes the acquisition of Heritage BHC as contemplated by this Agreement, including, without limitation, by providing for (i) the merger of Heritage BHC with and into a direct or indirect Subsidiary of State National BHC (other than New Heritage) or (ii) the merger of a direct or indirect Subsidiary of State National BHC (other than New Heritage) with and into Heritage BHC; provided, however, that State National BHC shall only be permitted to restructure the proposed transaction to the extent that there is no change in the amount or nature of the Merger Consideration to be received by the shareholders of Heritage BHC as contemplated in this Agreement or the shareholders of Heritage BHC are fully reimbursed for any change in the amount or nature of the Merger Consideration.

ARTICLE II
THE CLOSING AND THE CLOSING DATE

        Section 2.01    Time and Place of the Closing and Closing Date.

          A.    On a date mutually agreeable to State National BHC and Heritage BHC, which date shall be within thirty (30) days after the latter of (i) the receipt of all necessary regulatory approvals (including the expiration of any mandatory waiting periods) or (ii) the receipt of all necessary shareholder approvals, unless extended by mutual agreement of the parties ("Closing Date"), a meeting (the "Closing") will take place at which the parties to this Agreement will exchange certificates, opinions, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII of this Agreement have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists, or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

          B.    The Closing shall take place at the offices of Brackett & Ellis, a Professional Corporation, 100 Main Street, Fort Worth, Texas 76102-3090 at 10:00 a.m., local time, on the Closing Date, or at such other time or place to which the parties may mutually agree.

        Section 2.02    Actions to be Taken at the Closing by Heritage BHC.    At the Closing, Heritage BHC shall execute and acknowledge, or cause to be executed and acknowledged (as appropriate) and deliver to State National BHC, such documents and certificates necessary or appropriate to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to State National BHC's obligations to close hereunder):

          A.    True, correct and complete copies of the Articles of Incorporation of Heritage BHC and all amendments thereto, duly certified as of a recent date by the Texas Secretary of State;

          B.    True, correct and complete copies of the Articles of Incorporation of Heritage Associated Services, Inc., a Nevada corporation (the "Nevada BHC"), and all amendments thereto, duly certified as of a recent date by the Secretary of State of the State of Nevada;

          C.    True, correct and complete copies of the Articles of Association of Heritage National Bank, a national banking association (the "Bank"), and all amendments thereto, duly certified as of a recent date by the Office of the Comptroller of the Currency (the "OCC");

          D.    True, correct and complete copies of the Articles of Incorporation of each Heritage BHC Subsidiary (other than the Bank and the Nevada BHC) and all amendments thereto, duly certified as of a recent date by the Secretary of State of the state of incorporation for each respective Subsidiary;

          E.    Good standing and existence certificates of a recent date, issued by the appropriate state officials, duly certifying as to the good standing and existence of Heritage BHC in the State of Texas and all other jurisdictions where it is qualified to do business;

          F.     Good standing and existence certificates of a recent date, issued by the appropriate state officials, duly certifying as to the good standing and existence of the Nevada BHC in the State of Nevada and all other jurisdictions where it is qualified to do business;

          G.    Good standing and existence certificates of a recent date, issued by the OCC and appropriate state officials, duly certifying as to the good standing of the Bank in the State of Texas and all other jurisdictions where it is qualified to do business and as to the existence under the laws of the United States;

          H.    A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that Heritage BHC is a registered bank holding company under the BHCA;

          I.     A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that the Nevada BHC is a registered bank holding company under the BHCA;

          J.     A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the "FDIC"), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act;

          K.    A certificate, dated as of the Closing Date, duly executed by the Secretary of Heritage BHC, acting solely in his or her capacity as an officer of Heritage BHC, pursuant to which Heritage BHC shall certify (i) the due adoption by the Heritage BHC Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the due adoption by the shareholders of Heritage BHC authorizing the transactions and the execution and delivery of this Agreement and any other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (iii) the incumbency and true signatures of those officers of Heritage BHC duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and any other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Heritage BHC; (iv) that the copy of the bylaws of Heritage BHC attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy; and (v) a true and correct list of the shareholders of Heritage BHC as of the Closing Date;

          L.    A certificate duly executed by the President of Heritage BHC, acting solely in his or her capacity as an officer of Heritage BHC, dated as of the Closing Date, pursuant to which Heritage BHC shall certify that (i) all of the representations and warranties made in Article III of this Agreement are true and correct in all material respects on and as of the date of such certificate as if made on such date, (ii) there has been no Material Adverse Change since December 31, 2004, and (iii) Heritage BHC has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement;

          M.   Evidence reasonably satisfactory to State National BHC that, as of the Effective Time, all Employee Plans (as defined in Section 3.36) required by State National BHC to be terminated prior to the Closing have been terminated in accordance with the terms of such Employee Plans, the Internal Revenue Code of 1986, as amended (the "Code"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other applicable laws and regulations and that all affected participants have been notified of such terminations;

          N.    All consents and approvals required to be obtained by Heritage BHC from third parties to consummate the transactions contemplated by this Agreement; and

          O.    All other documents required to be delivered to State National BHC by Heritage BHC under the provisions of this Agreement and all other documents, certificates and instruments as are reasonably requested by State National BHC or its counsel.

        Section 2.03    Actions to be Taken at the Closing by State National BHC.    At the Closing, State National BHC shall execute and acknowledge (where appropriate) and deliver to Heritage BHC, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including without limitation, the following (all of such actions constituting conditions precedent to Heritage BHC's obligations to close hereunder):

          A.    True, correct and complete copies of the Articles of Incorporation of State National BHC and all amendments thereto, duly certified as of a recent date by the Texas Secretary of State;

          B.    True, correct and complete copies of the Articles of Association of State National Bank, a national banking association ("State National Bank"), and all amendments thereto, duly certified as of a recent date by the OCC;

          C.    True, correct and complete copies of the Articles of Incorporation of New Heritage and all amendments thereto, duly certified as of a recent date by the Texas Secretary of State;

          D.    Good standing and existence certificates of a recent date, issued by the appropriate state officials, duly certifying as to the good standing and existence of State National BHC in the State of Texas and all other jurisdictions where it is qualified to do business;

          E.    Good standing and existence certificates of a recent date, issued by the OCC and appropriate state officials, duly certifying as to the good standing of State National Bank in the State of Texas and all other jurisdictions where it is qualified to do business and as to the existence under the laws of the United States;

          F.     A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that State National BHC is a registered bank holding company under the BHCA;

          G.    A certificate, dated as of the Closing Date, executed by the Secretary of State National BHC, acting solely in his capacity as an officer of State National BHC, pursuant to which State National BHC shall certify (i) the due adoption by the Board of Directors of State National BHC

  (the "State National BHC Board") of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of State National BHC duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby on behalf of State National BHC; and (iii) that the copy of the bylaws of State National BHC attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

          H.    A certificate, dated as of the Closing Date, executed by the President of State National BHC, acting solely in his capacity as an officer of State National BHC pursuant to which State National BHC shall certify that (i) all of the representations and warranties of State National BHC made in Article IV of this Agreement are true and correct in all material respects on and as of the date of such certificate as if made on such date, and (ii) State National BHC has performed and complied in all material respects with all of its obligations and agreements required to be performed on or before the Closing Date under this Agreement;

          I.     All consents and approvals required to be obtained by State National BHC from third parties to consummate the transactions contemplated by this Agreement; and

          J.     All other documents required to be delivered to Heritage BHC by State National BHC under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by Heritage BHC or its counsel.

        Section 2.04    Further Assurances.    At any time and from time to time after the Closing, at the reasonable request of any party to this Agreement and without further consideration, any party so requested will execute and deliver such other instruments and take such other action as the requesting party may reasonably deem necessary or desirable in order to effectuate the transactions contemplated hereby. In the event that, at any time after the Closing any further commercially reasonable action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall take or cause to be taken all such commercially reasonable actions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF HERITAGE BHC

        Heritage BHC hereby makes the following representations and warranties to State National BHC as of the date hereof and as of the Closing Date. Items listed in the disclosure schedules referenced in this Agreement that are to be delivered by Heritage BHC shall be considered exceptions to the specific sections or subsections for which such items are scheduled.

        Section 3.01    Organization and Authority.

          A.    Heritage BHC is a corporation duly organized, validly existing under the laws of the State of Texas, and in good standing under all laws, rules and regulations applicable to corporations located in the State of Texas. Heritage BHC is a bank holding company registered under the BHCA. Heritage BHC has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement. True and complete copies of the Articles of Incorporation and Bylaws of Heritage BHC, as amended to date, certified by the Corporate Secretary of Heritage BHC, have been delivered to State National BHC. The nature of the business of Heritage BHC does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Heritage

  BHC does not, directly or indirectly, engage in any activity that is prohibited by the Board of Governors of the Federal Reserve System (the "Federal Reserve").

          B.    The Bank is a national banking association duly organized, validly existing under the laws of the United States, and is in good standing under all laws, rules and regulations applicable to banking corporations located in the United States. The Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated. True and complete copies of the Articles of Association and Bylaws of the Bank, as amended to date, certified by the Secretary or Cashier of the Bank, have been delivered to State National BHC. The deposits of the Bank are insured by the Bank Insurance Fund of the FDIC to the full extent permissible by law. The Bank does not, directly or indirectly, engage in any activity that is prohibited by the State of Texas, the OCC, the FDIC or the Federal Reserve.

        Section 3.02    Subsidiaries.

          A.    Schedule 3.02 sets forth a complete list of each Subsidiary of Heritage BHC (individually, a "Heritage BHC Subsidiary" and collectively, the "Heritage BHC Subsidiaries"), including the Bank. Except as set forth on Schedule 3.02, Heritage BHC does not, directly or indirectly, own or control any Affiliate. Except as disclosed on Schedule 3.02, neither Heritage BHC nor any Heritage BHC Subsidiary has any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors' remedies or in a fiduciary capacity, and the business carried on by Heritage BHC and the Heritage BHC Subsidiaries has not been conducted through any other direct or indirect Subsidiary or Affiliate of Heritage BHC or the Bank. No such equity investment identified in Schedule 3.02 is prohibited by the Federal Reserve, the FDIC, the OCC or the State of Texas.

          B.    All of the issued and outstanding shares of each Heritage BHC Subsidiary are owned, either directly or indirectly through another Heritage BHC Subsidiary, by Heritage BHC free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, and all such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights of any person. There are no options, warrants or rights outstanding to acquire any capital stock of any Heritage BHC Subsidiary, and no person or entity has any other right to purchase or acquire any unissued shares of stock of any Heritage BHC Subsidiary, nor does any such Heritage BHC Subsidiary have any obligation of any nature with respect to its unissued shares of stock.

          C.    The nature of the business of the Heritage BHC Subsidiaries does not require any of them to be qualified to do business in any jurisdiction other than the State of Texas or Nevada.

        Section 3.03    Capitalization of Heritage BHC.

          A.    The entire authorized capital stock of Heritage BHC consists solely of 1,000,000 shares of voting common stock, par value $1.00 per share (previously defined as the "Heritage BHC Stock"), of which, as of the date hereof, 347,638 shares are issued and outstanding. All of the outstanding shares of capital stock of Heritage BHC are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of Heritage BHC Stock have been issued in full compliance with applicable law. There are no restrictions applicable to the payment of dividends on the shares of the Heritage BHC Stock, except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement on such capital stock have been paid.

          B.    Except as set forth in Section 3.03A above or as disclosed on Schedule 3.03B, there are no (i) other outstanding equity securities of any kind or character, including but not limited to preferred stock, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Heritage BHC to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Heritage BHC. There are no outstanding contractual obligations of Heritage BHC to vote or dispose of any shares of the capital stock of Heritage BHC.

          C.    Except for the agreements called for by Section 1.09 hereof and as disclosed in Schedule 3.03C, there are no agreements between or among any of the shareholders of Heritage BHC relating to a right of first refusal with respect to the purchase or sale by any such shareholder of capital stock of Heritage BHC or any voting agreement or voting trust with respect to shares of capital stock of Heritage BHC.

        Section 3.04    Execution and Delivery; No Violation.

          A.    Heritage BHC has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the approval of its shareholders and receipt of regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Heritage BHC Board. The Heritage BHC Board has directed that this Agreement and the transactions contemplated hereby be submitted to its shareholders for approval at a special meeting and, except for the adoption of this Agreement by the requisite affirmative vote of the outstanding Heritage BHC Stock entitled to vote thereon, no other corporate proceedings on the part of Heritage BHC and no other shareholder votes are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered to State National BHC. Assuming due authorization, execution and delivery by State National BHC, this Agreement constitutes the valid and binding obligation of Heritage BHC, enforceable against Heritage BHC in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

          B.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Heritage BHC with any of the terms or provisions hereof or thereof (provided the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of Heritage BHC or any Heritage BHC Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Heritage BHC, the Heritage BHC Subsidiaries or any of their respective Properties or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest of any kind or nature ("Lien") upon any of the respective Properties or assets of Heritage BHC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Heritage BHC is a party, or by which it or any of its Properties assets or business activities may be bound or affected.

        Section 3.05    Consents and Approvals.    The Heritage BHC Board (at a meeting duly called and held) has resolved, subject to its fiduciary duties to the shareholders of Heritage BHC, to recommend to its shareholders the approval and adoption of the Merger and this Agreement. Except for shareholder and regulatory approval and except as disclosed in Schedule 3.05, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of Heritage BHC in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Heritage BHC of the transactions contemplated hereby, including, but not limited to, the Merger.

        Section 3.06    Financial Statements.

          A.    Heritage BHC has furnished to State National BHC true and complete copies of the audited consolidated financial statements of Heritage BHC for the years ended December 31, 2002 through December 31, 2004 (collectively, the "Heritage BHC Financial Statements"). Except as disclosed in Schedule 3.06A, the Heritage BHC Financial Statements (including, in each case, any related notes), were prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Heritage BHC Financial Statements) and fairly presented the financial position of Heritage BHC at the dates and for the periods indicated. Except as disclosed in Schedule 3.06A, the Heritage BHC Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business the aggregate of which exceeds $25,000 except as expressly specified therein.

          B.    Heritage BHC has furnished State National BHC with true and complete copies of the Reports of Condition and Income as of June 30, 2004, September 30, 2004 and December 31, 2004 for the Bank (the "Bank Call Reports"). Except as disclosed in Schedule 3.06B, each of the Bank Call Reports fairly presents, in all material respects, the financial position of the Bank and the results of its operations at the dates and for the periods indicated in conformity with the instructions for the preparation of call reports. Except as disclosed in Schedule 3.06B, the Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business the aggregate of which exceeds $25,000 except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with GAAP and, to the extent applicable, regulatory accounting principles ("RAP") as applied to national banks and in accordance with all applicable rules and regulations. To the best knowledge of Heritage BHC, the allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank.

        Section 3.07    No Adverse Change.    Except as disclosed in the representations and warranties made in this Article III and the Schedules hereto, there has not been any Material Adverse Change since December 31, 2004, nor has any event or condition occurred that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

        Section 3.08    Absence of Certain Changes or Events.    Except as disclosed on Schedule 3.08, Heritage BHC, including the Heritage BHC Subsidiaries, has, since December 31, 2004, conducted its business only in the ordinary course and has not:

          A.    Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due (except deposits taken and federal funds purchased and current liabilities for trade or business obligations), which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Change;

          B.    Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due;

          C.    Other than as permitted under Section 5.19 and 5.20 of this Agreement, declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

          D.    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

          E.    Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

          F.     Mortgaged, pledged or subjected to Lien or restriction any of its Property, business or assets, tangible or intangible except (i) as described in Schedule 3.08, (ii) statutory liens not yet delinquent, (iii) consensual landlord liens, (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (v) pledges of assets to secure public funds deposits, and (vi) those assets and Properties disposed of for fair value since the dates of the Heritage BHC Financial Statements and the Bank Call Reports;

          G.    Sold, transferred, leased to others or otherwise disposed of any of its assets or canceled or compromised any debt or claim, or waived or released any right or claim;

          H.    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Change;

          I.     Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right or modified any existing rights with respect thereto;

          J.     Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of their shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by Heritage BHC or the Bank for the benefit of its directors, employees or former employees;

          K.    Made any capital expenditures or capital additions or betterments in excess of an aggregate of $250,000;

          L.    Instituted, had instituted against them, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to their property other than routine collection suits instituted by them to collect amounts owed or suits in which the amount in controversy is less than $10,000;

          M.   Suffered any change, event or condition that, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Change or any Material Adverse Change

  in earnings or costs or relations with their employees (exclusive of the termination of any employees in accordance with their existing policies and procedures), agents, depositors, loan customers, correspondent banks or suppliers;

          N.    Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment;

          O.    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any person, firm or corporation;

          P.     Sold, or knowingly disposed of, or otherwise divested of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

          Q.    Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP;

          R.    Sold (provided, however, that payment at maturity is not deemed a sale) any Investment Securities or purchased any Investment Securities, other than investment quality securities with a maturity of three (3) years or less;

          S.     Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $1,000,000; or

          T.     Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A through S above.

        Section 3.09    Litigation.

          A.    Except as disclosed in Schedule 3.09, neither Heritage BHC nor any Heritage BHC Subsidiary is a party to any, and there are no pending or, to the best knowledge of Heritage BHC, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Heritage BHC or any Heritage BHC Subsidiary which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to Heritage BHC, nor, to the best knowledge of Heritage BHC, is there any basis for any proceeding, claim or any action against Heritage BHC or any Heritage BHC Subsidiary that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to Heritage BHC. There is no injunction, order, judgment or decree imposed upon Heritage BHC or any Heritage BHC Subsidiary or the assets or Property of Heritage BHC or the Heritage BHC Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to Heritage BHC.

          B.    No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the best knowledge of Heritage BHC, threatened against Heritage BHC that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Heritage BHC pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 3.10    Taxes and Tax Returns.

          A.    Heritage BHC has duly and timely filed or caused to be filed all federal, state, foreign and local tax returns and reports required to be filed by it or any Heritage BHC Subsidiary on or prior to the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and has duly paid or caused to be paid on its behalf all taxes that are due and payable, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on the Heritage BHC Financial Statements. Except as disclosed on Schedule 3.10, as of the date hereof, neither Heritage BHC nor any Heritage BHC Subsidiary has any liability for taxes in excess of the amount reserved or provided for in the Heritage BHC Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

          B.    Neither Heritage BHC nor any Heritage BHC Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iii) prepaid amount received on or prior to the Closing Date.

          C.    Neither Heritage BHC nor any Heritage BHC Subsidiary has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law).

          D.    Heritage BHC is duly qualified, and has been duly qualified since January 1, 1997, for treatment as an S corporation under the applicable provisions of Subchapter S of the Code and each Heritage BHC Subsidiary is qualified, and has been qualified since January 1, 1997, as a Qualified Subchapter S Subsidiary under applicable provisions of Subchapter S of the Code.

          E.    Neither Heritage BHC nor any shareholders of Heritage BHC have taken any action that would cause Heritage BHC to cease being an S corporation or cause any Heritage BHC Subsidiary to cease being a Qualified Subchapter S Subsidiary prior to the Effective Time.

          F.     Heritage BHC is not currently and will not at any time prior to the Effective Time be liable for any tax under Section 1374 of the Code except as may result from the transfer of the Distribution Properties as contemplated in Section 5.19 hereof.

          G.    For any tax year of Heritage BHC beginning on or after January 1, 1997, no audit by the Internal Revenue Service ("IRS") has been consummated or completed pursuant to the provisions of Section 6241 through 6245 of the Code regarding Subchapter S items and no agreement, consent or waiver to extend the statute of limitations of Subchapter S items of Heritage BHC has been given. To the best knowledge of Heritage BHC, for any tax year of Heritage BHC beginning after January 1, 1997, each Heritage BHC shareholder's treatment of Subchapter S items with respect to Heritage BHC is consistent with the manner in which Heritage BHC has filed its tax returns and no audit by the IRS of any Heritage BHC shareholder has been commenced or completed.

          H.    Neither Heritage BHC nor any Heritage BHC Subsidiary is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to the amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

          I.     Neither Heritage BHC nor any Heritage BHC Subsidiary has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Heritage BHC or any Heritage BHC Subsidiary pursuant to Section 162(m) of the Code.

          J.     Neither Heritage BHC nor any Heritage BHC Subsidiary has distributed stock of another entity, or had had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          K.    Neither Heritage BHC nor any Heritage BHC Subsidiary is a party to or bound by any tax allocation or sharing agreement. Neither Heritage BHC nor any Heritage BHC Subsidiary: (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Heritage BHC) or (ii) has any liability for the taxes of any other person or entity (other than any of Heritage BHC or any Heritage BHC Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          L.    There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon Heritage BHC or any Heritage BHC Subsidiary, nor has Heritage BHC or any Heritage BHC Subsidiary given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

          M.   Proper and accurate amounts have been withheld by Heritage BHC and the Heritage BHC Subsidiaries from their employees, independent contractors, creditors, stockholders or other third parties for all periods in compliance with the tax withholding provisions of any applicable law.

          N.    Since December 31, 1999, Heritage BHC has not been required to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Heritage BHC, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Heritage BHC).

          O.    Since December 31, 1999, the federal income tax return of Heritage BHC has not been audited or examined and no such audit is currently pending or threatened against Heritage BHC.

          P.     As used in this Agreement, the terms "tax" and "taxes" mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

          Q.    As used in this Agreement, the term "tax return" means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

          R.    Heritage BHC has provided for review by State National BHC correct and complete copies of all federal income tax returns filed with the IRS, examination reports, and statements of deficiencies assessed against or agreed to by Heritage BHC since December 31, 2000.

        Section 3.11    Undisclosed Liabilities.    Neither Heritage BHC nor any Heritage BHC Subsidiary has any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the Heritage BHC Financial Statements or the Bank Call Reports, except (i) those liabilities and expenses incurred in the ordinary course of business and consistent with past practices and safe and sound banking principles since the date of Heritage BHC Financial Statements or the Bank Call Reports, respectively or (ii) as disclosed on Schedule 3.11.

        Section 3.12    Title to Assets.    Each of Heritage BHC and the Heritage BHC Subsidiaries has good and marketable title to, or valid leasehold interests in, all their respective Properties and assets. All such assets and Properties, other than assets and Properties in which Heritage BHC or the Heritage BHC Subsidiaries has a leasehold interest, are free and clear of all Liens (other than Liens for current taxes not yet due and payable). True and complete copies of all existing deeds, surveys, leases and title insurance policies for all real property owned or leased by Heritage BHC or the Heritage BHC Subsidiaries, including all other real estate, and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such property is subject, have been provided to State National BHC.

        Section 3.13    Condition of Assets.    Except as set forth on Schedule 3.13, all tangible assets, including furniture, fixtures and equipment, used by Heritage BHC and the Heritage BHC Subsidiaries are in good operating condition, ordinary wear and tear excepted, and conform with all material ordinances, regulations, zoning and other laws, whether federal, state or local. Heritage BHC and the Heritage BHC Subsidiaries own all of the assets and Properties necessary to carry on its business in the manner in which it is presently conducted. To Heritage BHC's best knowledge, the premises or equipment of Heritage BHC and the Heritage BHC Subsidiaries are not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

        Section 3.14    Contracts.    Schedule 3.14 sets forth an accurate and complete description of all leases, subleases, licenses, contracts and agreements to which Heritage BHC or the Heritage BHC Subsidiaries is a party or by which Heritage BHC or the Heritage BHC Subsidiaries is bound that obligate or may obligate Heritage BHC or the Heritage BHC Subsidiaries in the aggregate for an amount in excess of $50,000 over the entire term of any such agreement or related contracts of a similar nature that in the aggregate obligate or may obligate Heritage BHC or the Heritage BHC Subsidiaries for an amount in excess of $50,000 over the entire term of such related contracts (the "Contracts"). Heritage BHC has delivered to State National BHC true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall be deemed not to include loans made by, repurchase agreements made by, bankers acceptances of or deposits by Heritage BHC or the Bank, but does include unfunded loan commitments and letters of credit issued by Heritage BHC or the Bank where the borrowers' total direct and indirect indebtedness to Heritage BHC or the Bank is in excess of $100,000. Except as set forth in Schedule 3.14, no participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of Heritage BHC or the Bank. Each such lease or agreement is in full force and effect and constitutes the legal, valid and binding obligation of the respective parties thereto enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity). Heritage BHC and the Heritage BHC Subsidiaries have complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect. Neither Heritage BHC nor any of the Heritage BHC Subsidiaries has received any notice of material default or any notice of material noncompliance, including, without limitation, noncompliance with any applicable Federal, state or local obligation as lessee that it has not fully performed, or is aware of any expenditure required under the provisions of any such lease for any purpose other than payment. For each lease in which Heritage BHC or a Heritage BHC Subsidiary is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any security interests, claims, liens (including tax liens), forfeitures, mortgages, pledges, penalties, encumbrances, assignments or charges whatsoever except as established by the lease or applicable law. Heritage BHC and the Heritage BHC Subsidiaries enjoy peaceful and undisturbed possession under all leases under which it is currently operating. Except as set forth in Schedule 3.14, neither Heritage BHC nor any of the Heritage BHC Subsidiaries has any employment contracts (whether written or oral) or any change in control agreements (whether written or oral) with any of its respective officers or other employees.

        Section 3.15    Investments.    Schedule 3.15 contains a complete list, as of December 31, 2004, of all securities, including municipal bonds, owned by Heritage BHC and the Heritage BHC Subsidiaries (the

"Securities Portfolio"). All securities in the Securities Portfolio are owned by Heritage BHC or the Heritage BHC Subsidiaries, as the case may be, (i) of record, and (ii) beneficially, free and clear of all mortgages, liens, pledges and encumbrances, except as disclosed in Schedule 3.15.

        Section 3.16    Interest Rate Risk Management Instruments.    All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Heritage BHC or any of the Heritage BHC Subsidiaries or for the account of a customer of Heritage BHC or any of the Heritage BHC Subsidiaries, were entered into in the ordinary course of business and, to Heritage BHC's best knowledge, in accordance with past practices and safe and sound banking principles and applicable rules, regulations and policies of any regulatory authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Heritage BHC or the Heritage BHC Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Heritage BHC and the Heritage BHC Subsidiaries have duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued; and, to Heritage BHC's best knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        Section 3.17    Evidences of Indebtedness.    Schedule 3.17 contains a true and complete list, as of December 31, 2004, of all loans of Heritage BHC and the Heritage BHC Subsidiaries, showing for each such loan the outstanding principal balance due, before reduction for any discount. All evidences of indebtedness and leases that are reflected as assets of Heritage BHC or the Heritage BHC Subsidiaries are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies) and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against Heritage BHC or the Heritage BHC Subsidiaries or the present holder thereof; provided, however, that the foregoing sentence shall not be deemed to be a representation or warranty of collectibility of any of the assets. The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to Heritage BHC that is required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). The Bank has disclosed all of the substandard, doubtful, loss, nonperforming or problem loans on the internal watch list of the Bank or which have been adversely classified by the FDIC or the Office of the Comptroller of the Currency, a copy of which as of February 28, 2005, has been provided to State National BHC.

        Section 3.18    Proprietary Rights.    Except as set forth on Schedule 3.18, neither Heritage BHC nor any of the Heritage BHC Subsidiaries owns or requires the use of any patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret ("Proprietary Rights") for the business or operations of the Heritage BHC or the Heritage BHC Subsidiaries. To the best knowledge of Heritage BHC, neither Heritage BHC nor any of the Heritage BHC Subsidiaries has received within the past three (3) years any express or implied notice of infringement of or conflict with, the rights of others with respect to the use of Proprietary Rights.

        Section 3.19    Deposit Summary.    Schedule 3.19 contains a summary of the amounts and types of the deposits held by the Bank as of March 31, 2005 and the weighted average interest rates being paid thereon as of such date (the "Deposit Summary"). The Deposit Summary and other data and information provided by Heritage BHC, relating to assets, liabilities and business of the Bank is true, complete and correct in all material respects as of the date thereof.

        Section 3.20    Transactions with Certain Persons and Entities.    Except as disclosed in Schedule 3.20, neither Heritage BHC nor any of the Heritage BHC Subsidiaries owes any amount to (excluding deposit liabilities), or has any loan, contract, lease, commitment or other obligation from or to any of the present or former directors or officers (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) of Heritage BHC or the Heritage BHC Subsidiaries, and none of such persons owes any amount to Heritage BHC or any of the Heritage BHC Subsidiaries. All loans, contracts, leases, commitments or other obligations listed on Schedule 3.20 were made on arm's length terms or terms more favorable to Heritage BHC or Heritage BHC Subsidiary, as applicable. Except as set forth on Schedule 3.20, neither Heritage BHC nor any of the Heritage BHC Subsidiaries use any asset owned by any shareholder or any present or former director or officer of Heritage BHC or any Heritage BHC Subsidiary in its operations, nor, to the best knowledge of Heritage BHC, do any of such persons own real property that is adjacent to property on which Heritage BHC's or the Heritage BHC Subsidiaries' facilities are located. Except as set forth on Schedule 3.20, there are no agreements, instruments, commitments, extensions of credit, tax sharing or allocation agreements or other contractual agreements of any kind between or among Heritage BHC or the Heritage BHC Subsidiaries, whether on their own behalf or in their capacity as trustee or custodian for the funds of any Employee Plan or any of their Affiliates.

        Section 3.21    Guaranties.    None of the obligations or liabilities of Heritage BHC or any of the Heritage BHC Subsidiaries is guaranteed by any other person, firm or corporation, nor, except in the ordinary course of business, consistent with past practices and safe and sound banking principles and in compliance with applicable law, has Heritage BHC or any of the Heritage BHC Subsidiaries guaranteed the obligations or liabilities of any other person, firm or corporation.

        Section 3.22    Insurance.    Schedule 3.22 contains an accurate and complete list and brief description of all policies of insurance, including fidelity and bond insurance, of Heritage BHC and the Heritage BHC Subsidiaries. Except as set forth on Schedule 3.22, all such policies (i) are sufficient for compliance by Heritage BHC and the Heritage BHC Subsidiaries with all requirements of law and all agreements to which Heritage BHC or any Heritage BHC Subsidiary is a party, (ii) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), (iii) will not in any significant respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement, and (iv) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Heritage BHC nor any Heritage BHC Subsidiary is in default with respect to the provisions of any such policy or has failed to give any notice or present any claim thereunder in a due and timely fashion. Each material Property of Heritage BHC and the Heritage BHC Subsidiaries is insured for the benefit of Heritage BHC or the Heritage BHC Subsidiaries in amounts deemed adequate by management of Heritage BHC against risks customarily insured against. Except as set forth on Schedule 3.22, there have been no claims under any fidelity bonds of Heritage BHC or the Heritage BHC Subsidiaries within the last three (3) years, and Heritage BHC is not aware of any facts that would form the basis of a claim under such bonds.

        Section 3.23    Compliance with Laws, Permits and Instruments.

          A.    Except as disclosed in Schedule 3.23A, Heritage BHC and the Heritage BHC Subsidiaries and their respective employees and agents hold all licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of Heritage BHC's business and are not in violation of any applicable law, statute, order, rule, regulation, policy and/or guideline of any court, administrative agency, commission or other governmental or regulatory authority or instrumentality.

          B.    Except as disclosed in Schedule 3.23B, Heritage BHC has in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and has complied with, and is in compliance with, and is not in default (or with the giving of notice or the passage of time will be in default) under, or in violation of, (i) any provision of the Articles of Incorporation or Bylaws of Heritage BHC or any Heritage BHC Subsidiary, (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to Heritage BHC or the Heritage BHC Subsidiaries, or their respective assets, operations, properties or businesses now conducted or heretofore conducted or (iii) any permit, concession, grant, franchise, license, authorization, judgment, writ, injunction, order, decree or award of any court, arbitrator or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality applicable to Heritage BHC or the Heritage BHC Subsidiaries or their respective assets, operations, properties or businesses now conducted or heretofore conducted.

        Section 3.24    Absence of Certain Business Practices.    Neither Heritage BHC, the Heritage BHC Subsidiaries nor any of their respective officers, employees or agents, nor any other person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Heritage BHC or the Heritage BHC Subsidiaries (or assist Heritage BHC or the Heritage BHC Subsidiaries in connection with any actual or proposed transaction) that (i) might subject Heritage BHC or any of the Heritage BHC Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, is reasonably likely to result in a Material Adverse Change, or (iii) if not continued in the future is reasonably likely to result in a Material Adverse Change or might subject Heritage BHC or any of the Heritage BHC Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

        Section 3.25    Environmental Compliance.

          A.    There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature that would be reasonably likely to result in the imposition, on Heritage BHC or any of the Heritage BHC Subsidiaries, of any liability or obligation arising under any Environmental Laws, pending or threatened against Heritage BHC or any of the Heritage BHC Subsidiaries. To the best knowledge of Heritage BHC, there is no reasonable basis for any such proceeding, claim, action or investigation that would impose any such liability or obligation. Neither Heritage BHC nor any of the Heritage BHC Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing.

          B.    Heritage BHC and the Heritage BHC Subsidiaries and all of their Properties and operations are in material compliance with all Environmental Laws. Heritage BHC is not aware of or has received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the compliance of Heritage BHC or the Heritage BHC Subsidiaries with all Environmental Laws.

          C.    Heritage BHC and the Heritage BHC Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

          D.    No Hazardous Materials exist on, about or within any of Heritage BHC's or the Heritage BHC Subsidiaries' Properties, nor have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of such Properties. The use that Heritage BHC and the Heritage BHC Subsidiaries make and intend to make of their Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of such Properties, except as disclosed on Schedule 3.25D.

        Section 3.26    Regulatory Compliance.

          A.    Except as set forth on Schedule 3.26, neither Heritage BHC nor any of the Heritage BHC Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of a supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business.

          B.    All reports, records, registrations, statements, notices and other documents or information required to be filed by Heritage BHC and the Heritage BHC Subsidiaries with any Regulatory Agency have been duly and timely filed and all information and data contained in such reports, records or other documents are substantially true, accurate, correct and complete.

        Section 3.27    Accounting Controls.    Heritage BHC and each Heritage BHC Subsidiary maintain accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (a) transactions are executed with management's authorization, (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Heritage BHC and to maintain accountability for Heritage BHC's consolidated assets, (c) access to Heritage BHC's assets is permitted only in accordance with management's authorization, (d) the reporting of Heritage BHC's assets is compared with existing assets at regular intervals, and (e) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

        Section 3.28    Community Reinvestment Act.    The Bank is in material compliance with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) and all regulations promulgated thereunder, and Heritage BHC has supplied State National BHC with copies of the Bank's current CRA Statement, all support papers therefor, all letters and written comments received by the Bank since January 1, 2000 pertaining thereto and any responses by the Bank to such comments. The Bank has a rating of "satisfactory" as of its most recent CRA compliance examination and knows of no reason why it would not receive a rating of "satisfactory" or better pursuant to its next CRA compliance examination or why the OCC or any other governmental entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

        Section 3.29    Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act.    The Bank is in material compliance with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.) and the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.) and all regulations promulgated thereunder. The Bank has not received any notices of any violation of said acts or any of the regulations promulgated thereunder, and the Bank has no notice of, or knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank's compliance with such acts.

        Section 3.30    Usury Laws and Other Consumer Compliance Laws.    All loans of Heritage BHC and the Heritage BHC Subsidiaries have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z (12 C.F.R. § 226 et seq.) issued by the Federal Reserve, the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et

seq.) and all statutes and regulations governing the operation of banks chartered under the laws of the United States. Each loan on the books of Heritage BHC and the Heritage BHC Subsidiaries was made in the ordinary course of business.

        Section 3.31    Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act.    The Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act and all regulations promulgated thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS.

        Section 3.32    Fiduciary Responsibilities.    Heritage BHC and the Heritage BHC Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards.

        Section 3.33    Heritage BHC Statements and Reports.    Heritage BHC has previously made available to State National BHC an accurate and complete copy of each (a) offering circular, private placement memorandum, report, schedule and definitive proxy statement relating to Heritage BHC and each Heritage BHC Subsidiary prepared since January 1, 2000, and prior to the date hereof (the "Heritage BHC Reports"), and (b) communication mailed by Heritage BHC to its shareholders since January 1, 2000 and prior to the date hereof. No such Heritage BHC Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 2000, Heritage BHC has timely filed all Heritage BHC Reports and other documents required to be filed by it under applicable law, and, as of their respective dates, all Heritage BHC Reports complied in all material respects with applicable laws and regulations.

        Section 3.34    Books and Records.    The minute books, stock certificate books and stock transfer ledgers of Heritage BHC and the Heritage BHC Subsidiaries have been kept accurately in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of Heritage BHC and the Heritage BHC Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

        Section 3.35    Employee Relationships.    Heritage BHC and the Heritage BHC Subsidiaries have complied in all material respects with all applicable material laws relating to its relationships with its employees, and Heritage BHC believes that the relationships between Heritage BHC or any of the Heritage BHC Subsidiaries and their respective employees is good. To the best knowledge of Heritage BHC, no key executive officer or manager of any of the operations operated by Heritage BHC or any of the Heritage BHC Subsidiaries or any group of employees of Heritage BHC or any of the Heritage BHC Subsidiaries has or have any present plans to terminate their employment with Heritage BHC or any of the Heritage BHC Subsidiaries.

        Section 3.36    Employee Benefit Plans.

          A.    Set forth on Schedule 3.36A is a complete and correct list of all "employee benefit plans" (as defined in Section 3(3) of ERISA), all fringe benefit plans as defined in Section 6039D of the Code and, without limitation, all bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is currently or has been at any time within the last sixty (60) months, maintained or contributed to by Heritage BHC or any of the Heritage BHC Subsidiaries, or with respect to which Heritage BHC or any of the Heritage BHC Subsidiaries has any liability, or (ii) provides benefits, or describes policies or procedures applicable to any director, officer, employee, service provider, former director, former officer or former employee of Heritage BHC or any of the Heritage BHC Subsidiaries, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the "Employee Plans" and each individually an "Employee Plan"). Heritage BHC has delivered or made available to State National BHC true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, summaries, employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments ("Funding Arrangements"), any contracts with independent contractors (without limitation, actuaries investment managers, etc.) that relate to any Employee Plan, the Form 5500 filed in each of the three (3) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto (including, without limitation, the most recent favorable determination letter issued with respect to such Employee Plans) reasonably requested by State National BHC.

          B.    No Employee Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA nor, without limitation, either a "multiple employer plan," or "multi-employer plan" (as either such term is defined in ERISA), nor has there been any such plan in existence since 1974. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans that would subject State National BHC or Heritage BHC to any taxes, penalties or other liabilities. Each Employee Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter, does not have any amendments for which the remedial amendment period under Code Section 401(b) (with extensions) has expired, and has been operated in compliance with applicable law, and in accordance with its terms, and, except as disclosed on Schedule 3.36B, all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in compliance with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the best knowledge of Heritage BHC, none are threatened. No written or oral representations have been made to any employee or former employee of Heritage BHC or any of the Heritage BHC Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment. Compliance with FAS 106 will not create any material change to the Heritage BHC Financial Statements. Except as disclosed on Schedule 3.36B, neither the Merger, nor subsequent events where consequences result solely as a result of both occurrence of the subsequent event and the occurrence of the Merger, will not accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of Heritage BHC or any of the Heritage BHC Subsidiaries. There are no contracts or arrangements providing for payments that will be nondeductible or subject to excise tax under Code Sections 4999 or 280G, nor will State National BHC be required to "gross up" or otherwise compensate any person because of the limits contained in such Code sections. There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against Heritage BHC, any of the Heritage BHC Subsidiaries, an Employee Plan, or any other person, including without limitation, an Employee Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

          C.    Each Employee Plan which is a "group health plan" (as defined in the Code and ERISA) has been operated to the Closing such that failures to operate such Employee Plan in full compliance with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code would not subject Heritage BHC or any of the Heritage BHC Subsidiaries to liability.

          D.    Except as described in Schedule 3.36D, Heritage BHC and the Heritage BHC Subsidiaries are insured by one or more insurance company(ies) for all health, dental, life disability or similar claims relating to an Employee Plan. No event has occurred or circumstances exist that could reasonably be expected to result in a material increase in premium costs of Employee Plans.

          E.    All Employee Plan documents, annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no changes in the information set forth therein.

          F.     All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due to have been paid to or with respect to each Employee Plan and all contributions (other than claims) for any period ending on or before the Effective Time that are not yet due have been paid to each such Employee Plan.

        Section 3.37    Completion of Transaction.    Heritage BHC has no knowledge of any fact or circumstances relating to or affecting Heritage BHC and the Heritage BHC Subsidiaries that it reasonably believes would prevent Heritage BHC from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby or that would, without the incurrence of undue expense or time, prevent State National BHC from obtaining all necessary regulatory approvals of the transaction contemplated by this Agreement.

        Section 3.38    Corporate Trust Operations.

          A.    The Bank has properly administered each of its fiduciary accounts ("Fiduciary Accounts") with respect to its corporate trust operations ("Corporate Trust Business") and other accounts for which the Bank serves as fiduciary with respect to the Corporate Trust Business, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal agent, guardian, conservator or investment advisor with respect to the Corporate Trust Business, in accordance with all material terms of the governing documents and applicable state, federal or local law and regulation and common law. Neither the Bank nor any of its directors, officers or employees, has committed any material breach of trust with respect to any Fiduciary Account, and the accountings for each such Fiduciary Account are true and correct in all material respects and accurately reflect the assets of such Fiduciary Account in all material respects.

          B.    Attached hereto as Schedule 3.38B (the "Schedule of Contracts") is a true and accurate copy of each form of indenture, trustee/paying agent/registrar agreement and IRA Simplifier Agreement to which the Bank is a party with respect to its Corporate Trust Business. The Bank has in place an indenture and a trustee/paying agent/registrar agreement in substantially one of the forms attached as Schedule 3.38B and IRA Simplifier Agreement in substantially the form attached as a part of Schedule 3.38B for each IRA account serviced by its corporate trust division. The indentures, trustee/paying agent/registrar agreements and associated collateral agreements and IRA

  Simplifier Agreements are each a "Contract" for purposes hereof. Unless otherwise set forth on Schedule 3.38B, no consent is required from any third party in order for such Contract to be assigned, assumed or otherwise transferred to State National BHC or State National Bank pursuant to the transactions contemplated by this Agreement. The Bank is in material compliance with the terms and conditions of each Contract and each Contract is in full force and effect, enforceable in accordance with its terms and no breach has occurred with respect to such Contracts. Except as set forth on Schedule 3.38B, there are no disputes pending, or to the best of the Bank's knowledge, threatened with respect to any of the Contracts or with any terminated or expired Contract. An updated Schedule of Contracts and Schedule 3.38B containing information current as of the close of business no more than five (5) Business Days prior to the Effective Date shall be delivered to State National BHC at the Closing.

          C.    Attached hereto as Schedule 3.38C (the "Schedule of Receivables") is a true and accurate schedule of all receivables owned by the Bank in connection with the Corporate Trust Business ("Corporate Trust Receivables"), including, but not limited to, accrued interest receivable on the assets relating to the Corporate Trust Business, sinking fund receivables, and IRA institutional maintenance fee receivables. Each receivable set forth on Schedule 3.38C is a valid and binding obligation of the maker thereof enforceable in accordance with its terms, except that the enforceability thereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive relief or other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought. The Bank owns each receivable free and clear of all liens, claims and encumbrances. An updated Schedule of Receivables and Schedule 3.38C containing information current as of the close of business no more than five (5) Business Days prior to the Closing Date shall be delivered to State National BHC at the Closing.

        Section 3.39    Representations Not Misleading.    To the best knowledge of Heritage BHC, all material facts relating to the business operations, Properties, assets, liabilities (contingent or otherwise) and financial condition of Heritage BHC and the Heritage BHC Subsidiaries has been disclosed to State National BHC in or in connection with this Agreement. No representation or warranty by Heritage BHC contained in this Agreement, nor any written statement, exhibit or schedule furnished to State National BHC by Heritage BHC under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any governmental authority having jurisdiction over Heritage BHC, the Heritage BHC Subsidiaries or their respective Properties of the facts and circumstances upon which they were based. Except as disclosed herein, there is no matter that has, or is reasonably likely to have, a Material Adverse Effect on Heritage BHC or Heritage BHC's ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby, or to the best knowledge of Heritage BHC, has resulted in, or is reasonably likely to result in, a Material Adverse Change. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, has been withheld by Heritage BHC.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STATE NATIONAL BHC

        State National BHC hereby makes the following representations and warranties to Heritage BHC as of the date hereof and as of the Closing Date. Items listed in the disclosure schedules referenced in this Agreement that are to be delivered by State National BHC shall be considered exceptions to the specific sections or subsections for which such items are scheduled.

        Section 4.01    Organization and Authority.

          A.    State National BHC is a corporation duly organized, validly existing under the laws of the State of Texas, and in good standing under all laws, rules and regulations applicable to corporations located in the State of Texas. State National BHC is a bank holding company registered under the BHCA. State National BHC has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement. The nature of the business of State National BHC does not require it to be qualified to do business in any jurisdiction other than the State of Texas. State National BHC does not, directly or indirectly, engage in any activity that is prohibited by the Federal Reserve.

          B.    New Heritage is a corporation duly organized, validly existing under the laws of the State of Texas, and in good standing under all laws, rules and regulations applicable to corporations located in the State of Texas. New Heritage has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets, including, but not limited to, as now owned, leased or operated, and to enter into and carry out its obligations under this Agreement. The nature of the business of New Heritage does not require it to be qualified to do business in any jurisdiction other than the State of Texas.

        Section 4.02    Execution and Delivery; No Violation.

          A.    Each of State National BHC and New Heritage has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the board of directors of State National BHC and New Heritage. This Agreement has been duly and validly executed and delivered to Heritage BHC. Assuming due authorization, execution and delivery by Heritage BHC, this Agreement constitutes the valid and binding obligation of State National BHC and New Heritage, enforceable against State National BHC and New Heritage in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

          B.    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by State National BHC and New Heritage with any of the terms or provisions hereof (provided the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the articles or bylaws of State National BHC or New Heritage; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to State National BHC, New Heritage or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of State National BHC or New Heritage under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which State National BHC or New Heritage is a party, or by which any of its properties, assets or business activities may be bound or affected.

        Section 4.03    Consents and Approvals.    Except as disclosed in Schedule 4.03, no approval, consent, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required on the part of State National BHC or New Heritage in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by State National BHC and New Heritage of the transactions contemplated hereby or thereby.

        Section 4.04    Completion of Transaction.    State National BHC has no knowledge of any fact or circumstances relating to or affecting State National BHC and the State National BHC Subsidiaries that it reasonably believes would prevent State National BHC from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby or that would, without the incurrence of undue expense or time, prevent State National BHC from obtaining all necessary regulatory approvals of the transaction contemplated by this Agreement.

        Section 4.05    Representations Not Misleading.    No representation or warranty by State National BHC contained in this Agreement, or any written statement, exhibit or schedule furnished to Heritage BHC by State National BHC under and pursuant to, or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any governmental authority having jurisdiction over State National BHC of the facts and circumstances upon which they were based. No information material to the Merger, and that is necessary to make the representations and warranties contained herein not misleading, has been withheld by State National BHC.

ARTICLE V
COVENANTS OF HERITAGE BHC

        Heritage BHC hereby makes the covenants set forth in this Article V to State National BHC as follows:

        Section 5.01    Best Efforts.    Heritage BHC shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

        Section 5.02    Heritage BHC Shareholders' Meeting.    Heritage BHC, acting through the Heritage BHC Board, shall:

          A.    Duly call, give notice of, convene and hold, on a date mutually selected by Heritage BHC and State National BHC, a meeting of its shareholders (the "Heritage BHC Meeting") as soon as practicable for the purpose of approving and adopting this Agreement and the transactions contemplated hereby, including the Merger, as required by the TBCA;

          B.    Not impose a requirement that the holders of more than the minimum required percentage (as set forth in Heritage BHC's current Articles of Incorporation, current Bylaws or pursuant to provisions of the TBCA requiring the lowest percentage vote) of the Heritage BHC Stock entitled to vote on this Agreement, approve the Merger and this Agreement;

          C.    Subject to its fiduciary duties of the Heritage BHC Board to the shareholders of Heritage BHC, (i) include in the Information Statement (defined in Section 5.02D below) the recommendation of the Heritage BHC Board that the shareholders of Heritage BHC vote in favor of the approval and adoption of the Merger and this Agreement and the transactions contemplated hereby, (ii) use its best efforts to obtain such shareholder approval of the Merger and this Agreement, and (iii) perform such other acts as may reasonably be requested by State National BHC to ensure that such shareholder approval of the Merger and this Agreement is obtained; and

          D.    Cause the Information Statement to be mailed to the shareholders of Heritage BHC as soon as practicable. The letter to shareholders, notice of meeting and Information Statement to be distributed to the shareholders of Heritage BHC in connection with the Merger and this Agreement shall be in form and substance satisfactory to State National BHC and are collectively referred to herein as the "Information Statement."

        Section 5.03    Information Furnished by Heritage BHC.    Heritage BHC shall promptly, and in any event within ten (10) business days following receipt of a written request from State National BHC, furnish or cause to be furnished to State National BHC all information concerning Heritage BHC, including but not limited to financial statements, required for inclusion in any statement, application or disclosure materials made or filed by State National BHC to any governmental body in connection with the transactions contemplated by this Agreement (including the Information Statement or any disclosure materials relating to the financing of the Merger) or in connection with any unrelated transactions during the pendency of this Agreement (including, without limitation, the possible business combination of the Bank and State National Bank). Heritage BHC represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Heritage BHC shall otherwise fully cooperate with State National BHC in the filing of any statements, applications, disclosure documents or other documents referenced in this Section 5.03.

        Section 5.04    Affirmative Covenants.    Except as otherwise permitted in writing by State National BHC or required by this Agreement, from the date hereof until the Effective Time, Heritage BHC shall and shall cause the Heritage BHC Subsidiaries to:

          A.    Maintain its corporate existence in good standing;

          B.    Maintain the general character of its business and conduct its business in its ordinary and usual manner;

          C.    Extend credit only in accordance with existing lending policies;

          D.    Use all reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

          E.    Use all reasonable efforts to obtain any approvals or consents required to maintain all existing contracts, leases and documents relating to or affecting its assets, Properties and business;

          F.     Maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others), in good operating repair and condition, ordinary wear and tear excepted;

          G.    Maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion;

          H.    Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Heritage BHC;

          I.     Permit State National BHC and its representatives to examine its books, records and Properties and to interview officers, employees and agents at all reasonable times when it is open for business;

          J.     Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

          K.    Withhold from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

          L.    Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

          M.   Account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) and maintain the allowance for loan losses account for the Bank in an adequate amount to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank; provided, however, that in no event shall the allowance for loan losses be less than $1,491,447;

          N.    Promptly charge-off all loans which are clearly uncollectible and past due 90 days or more, and charge-off all loans which are clearly uncollectible and reasonably anticipated to be 90 days or more past due as of the Closing Date; and

          O.    Pay (or establish adequate reserves for) all costs, expenses and other charges to be incurred by Heritage BHC associated with the Merger.

        Section 5.05    Negative Covenants.    Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time, Heritage BHC shall not, and shall cause the Heritage BHC Subsidiaries not to, without the prior written consent of State National BHC:

          A.    Amend or otherwise change its Articles of Incorporation, Articles of Association, charter, or Bylaws;

          B.    Issue, sell or authorize the issue or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities;

          C.    Authorize or incur any long-term debt (other than deposit liabilities);

          D.    Mortgage, pledge or subject to Lien or restriction any of its Property, business or assets, tangible or intangible except in the ordinary course of business and consistent with past practices and safe and sound banking principles;

          E.    Enter into any material agreement, contract or commitment in excess of $25,000, except for banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof;

          F.     Introduce any new material method of management or operation;

          G.    Other than actions required by this Agreement, take any action that results in, or is reasonably likely to result in, a Material Adverse Change;

          H.    Take or fail to take any action that would cause or permit the representations and warranties made in Article III hereof to be inaccurate at the time of the Closing or preclude Heritage BHC from making such representations and warranties at the time of the Closing;

          I.     Cause or allow the termination or loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect;

          J.     Incur any obligation or liability, whether absolute or contingent, except in the ordinary course of business and consistent with past practices and safe and sound banking principles;

          K.    Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and safe and sound banking principles;

          L.    Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

          M.   Redeem, retire, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Heritage BHC, or obligate itself to purchase, retire or redeem, any of its shares of capital stock;

          N.    Except as provided in Section 5.19, sell, transfer, lease to others or otherwise dispose of any of its assets or Properties or cancel or compromise any debt or claim, or waive or release any right or claim;

          O.    Enter into any transactions other than in the ordinary course of business in an aggregate amount in excess of $100,000;

          P.     Except in the ordinary course of the business and consistent with past practices and safe and sound banking principles, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other person, firm or corporation;

          Q.    Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with past practices and safe and sound banking principles, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

          R.    Except with respect to certain "Ordinary Bonuses" and "Special Merger Bonuses" as set forth on Schedule 5.05R, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, extra pension or extra severance or extra vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles, and except normal periodic increases in the compensation payable to officers or salaried employees, consistent with past practices and made in the ordinary course of business, and Heritage BHC shall not be prohibited from continuing, consistent with past practices, the accrual of 401(k) matching funds, nor from paying such amounts to Heritage BHC's 401(k) participants prior to Closing.

          S.     Engage in any transaction with any Affiliate or create any liability owed to such persons other than in the form of loans, deposits, wages, salaries and reimbursement of expenses created in the ordinary course of business and consistent with past practices and safe and sound banking principles;

          T.     Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors' remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

          U.    Terminate, cancel or surrender any contract, lease or other agreement that, individually or in the aggregate, would result in, or would reasonably be likely to result in, a Material Adverse Change;

          V.     Dispose of, permit to lapse, transfer or grant any rights under, or breach or infringe upon, any United States or foreign license or Proprietary Right or modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices and safe and sound banking principles;

          W.    Make any capital expenditures, capital additions or betterments in excess of an aggregate of $250,000;

          X.    Unless otherwise approved in writing by State National BHC, hire or employ any person with an annual salary equal to or greater than $50,000;

          Y.    Sell (provided, however, that payment at maturity or prepayment is not deemed a sale) any Investment Security or purchase any Investment Security (other than investment quality securities consistent with the Bank's investment policy with a maturity of less than three years);

          Z.    Other than loans fully secured by certificates of deposit or liquid, readily marketable collateral, make or alter any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $1,000,000, or renew or extend the maturity of any loan to any single borrower and his related interests in excess of the principal amount of $1,000,000 or that would increase the aggregate credit outstanding to any such borrower or his related interests by more than $1,000,000, without the prior consent of State National BHC; provided, however, that State National BHC shall act on any specific request for the extension of credit in excess of the amounts set forth in this Section 5.05Z prior to the close of business on the second (2nd) business day following receipt of such request from Heritage BHC and that any such request shall be deemed approved by State National BHC in the event that no action is taken by State National BHC within such period;

          AA. Make, or renew or extend the maturity of, or alter any of the material terms of any classified loan in excess of $25,000;

          BB.  (i) Implement or adopt any material change in its credit risk and interest rate risk management and hedging policies, procedures or practices, (ii) fail to follow its existing policies or practices with respect to managing its exposure to credit and interest rate risk, or (iii) fail to use commercially reasonable means, consistent with past practice and safe and sound banking principles, to avoid any material increase in its aggregate exposure to interest rate risk;

          CC. Commence or settle any litigation, audit, examination, or proceeding with respect to any liability for taxes, enter into any tax closing agreement or request any private letter ruling or similar ruling, make or change any material express or deemed tax election (including with respect to any tax accounting period), file any amended tax return, take any action results in, or is reasonable likely to result in, a Material Adverse Effect on any tax position of Heritage BHC or any Heritage BHC Subsidiary (or after the Merger, which results in, or is reasonably likely to result in, a Material Adverse Effect on any tax position of State National BHC), change any of its methods of reporting income or deductions for tax purposes or take any other action with respect to taxes that is outside the ordinary course of business or inconsistent with past practice or safe and sound banking practice; or

          DD. Enter into, terminate, amend, or grant any consent or waiver under, or fail to enforce any contract with any person (or family member of such person) (i) that directly or indirectly controls Heritage BHC, (ii) that serves as a director, officer, employee, partner, member, executor, or trustee of Heritage BHC or any Heritage BHC Subsidiary (or in any other similar capacity), (iii) that has, or is a member of a group having, direct or indirect beneficial ownership of voting securities or other voting interests representing at least five percent (5%) of the outstanding voting power or equity securities or other equity interests representing at least five percent (5%) of the outstanding equity interests (a "Material Interest") in Heritage BHC or any of its affiliates or (iv) in which any person (or family member of such person) that falls under clauses (i), (ii) or (iii) above, directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor, or trustee (or in any other similar capacity), or amend or modify in any material respect any of its existing contracts with any such person; provided, however, that this clause shall not apply to any loan or other extension or credit made by the Bank to any non-executive officer or non-management employee of Heritage BHC or any Heritage BHC Subsidiary in the ordinary course of business consistent with past practice and safe and sound banking principles.

        Section 5.06    Invitations to and Attendance at Directors' and Committee Meetings.    Heritage BHC shall give notice to three (3) designees of State National BHC (which designees shall be reasonably acceptable to Heritage BHC), and shall invite such persons to attend all regular and special meetings of the board of directors of Heritage BHC and the Bank and all regular and special meetings of any senior management committee (including, but not limited to, the executive committee, the officers loan and discount committee and the directors loan and discount committee of the Bank) of Heritage BHC and the Bank; provided, however, that State National BHC's designees shall not have the right to attend any portion of any meeting at which the advisability of the transactions contemplated hereby is to be considered. If the Merger is finally disapproved by any appropriate regulatory authority or if this Agreement is terminated pursuant to its terms, State National BHC's designees will no longer be entitled to notice of and permission to attend such meetings.

        Section 5.07    Additional Financial Statements.    Heritage BHC shall promptly furnish, when available, State National BHC with (i) unaudited financial statements of Heritage BHC and the Bank as of and for the period ended March 31, 2005 (and for each subsequent quarter-ending during the term of this Agreement), (ii) true and complete copies of the Report of Condition and Income of the Bank as of March 31, 2005 (and for each subsequent quarter ending during the term of this Agreement), (iii) a true and complete copy of the Federal income tax return of Heritage BHC and the Bank as filed with the IRS for the year ended December 31, 2004, (iv) monthly directors' reports of Heritage BHC and the Bank; and (v) unaudited consolidated month-end financial statements of Heritage BHC and the Bank.

        Section 5.08    Untrue Representations.    Heritage BHC shall promptly notify State National BHC in writing if Heritage BHC becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to State National

BHC or any representation or warranty made in or pursuant to this Agreement or that results in Heritage BHC's failure to comply with any covenant, condition or agreement contained in this Agreement.

        Section 5.09    Litigation and Claims.    Heritage BHC shall promptly notify State National BHC in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against Heritage BHC or any Heritage BHC Subsidiary or affecting any of their respective Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change, and Heritage BHC shall promptly notify State National BHC of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the best knowledge of Heritage BHC, threatened against Heritage BHC or any Heritage BHC Subsidiary that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by Heritage BHC pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 5.10    Notice of Material Adverse Changes.    Heritage BHC shall promptly notify State National BHC in writing if any change or development shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of Heritage BHC that has resulted in or is reasonably likely to result in a Material Adverse Change or that would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement. Notwithstanding the disclosure to State National BHC of any such changes, Heritage BHC shall not be relieved of any liability to State National BHC pursuant to this Agreement for, nor shall the providing of such information by Heritage BHC to State National BHC be deemed a waiver by State National BHC of, the breach of any representation or warranty of Heritage BHC contained in this Agreement.

        Section 5.11    No Negotiation with Others.    Except to the extent required in order for the Heritage BHC Board to fulfill its fiduciary duties to shareholders of Heritage BHC as determined by the written advice of counsel, neither Heritage BHC nor any of its Subsidiaries, Affiliates, employees, directors, officers, financial advisors or agents shall, directly or indirectly, (i) solicit, encourage, initiate or participate in any negotiations or discussions with any third party with respect to any offer or proposal to merge with or acquire Heritage BHC or any Heritage BHC Subsidiary or all or substantially all the business of Heritage BHC or any Heritage BHC Subsidiary whether by merger, acquisition, tender offer, exchange offer, purchase of stock, options, warrants or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of Heritage BHC or any Heritage BHC Subsidiary, except in the ordinary course of business for purposes other than an acquisition or as compelled by law; or (iii) cooperate with any third party to make any proposal to merge with or acquire all or any part of the capital stock or assets of Heritage BHC or any Heritage BHC Subsidiary other than non-essential or excess assets. Promptly upon receipt of any unsolicited offer, Heritage BHC will communicate to State National BHC the terms of any proposal or request for information and the identity of the parties involved.

        Section 5.12    Consents and Approvals.    Heritage BHC (i) shall take all necessary corporate and other action and use its best efforts to obtain at the earliest practicable time all approvals of regulatory authorities, consents and other approvals required of Heritage BHC to carry out the transactions contemplated by this Agreement and (ii) will cooperate with State National BHC and State National Bank to obtain all such approvals and consents required of State National BHC and State National Bank.

        Section 5.13    Environmental Investigation; Right to Terminate Agreement.

          A.    State National BHC and its consultants, agents and representatives, at the sole cost and expense of State National BHC, shall have the right to the same extent that Heritage BHC has the right, but not the obligation or responsibility, to inspect any Property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil, water, asbestos, septic system and ground sampling ("Environmental Inspections") at any time on or prior to forty-five (45) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation ("Secondary Investigation") including, without limitation, test borings, soil, water, septic system and other sampling is deemed desirable by State National BHC, State National BHC shall (i) notify Heritage BHC of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of State National BHC, commence the Secondary Investigation, on or prior to seventy-five (75) days after the date of this Agreement. State National BHC shall give reasonable notice to Heritage BHC of the Secondary Investigation, and Heritage BHC may place reasonable time and place restrictions on the Secondary Investigation.

          B.    Heritage BHC agrees to indemnify and hold harmless State National BHC for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by State National BHC or its agents, which damage or injury is attributable to the negligent actions of Heritage BHC or the Bank or their agents. State National BHC agrees to indemnify and hold harmless Heritage BHC for any claims for damage to property, or injury or death to persons, attributable to the negligent actions of State National BHC or its agents in performing any Environmental Inspection or secondary investigation except to the extent caused in whole or in part by the negligence of Heritage BHC or any Heritage BHC Subsidiary. State National BHC shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by State National BHC. State National BHC shall make no such report prior to Closing unless required to do so by law, and in such case will give Heritage BHC reasonable notice of State National BHC's intentions.

          C.    State National BHC shall have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.25 is not materially true and accurate; (ii) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by State National BHC because the Environmental Inspection, Secondary Investigation or other environmental survey identifies material violations or potential violations of Environmental Laws; (iii) Heritage BHC refuses to allow State National BHC to conduct an Environmental Inspection or Secondary Investigation in a manner that State National BHC reasonably considers necessary; (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially would require remedial or cleanup action or result in a Material Adverse Change; (v) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant governmental authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which would result in a Material Adverse Change.

          D.    Heritage BHC agrees to make available to State National BHC and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including, without limitation, the results of other environmental inspections and surveys. Heritage BHC also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with State National BHC and shall be entitled to certify the same in favor of State National BHC and its consultants, agents and representatives and make all other data available to State National BHC and its consultants, agents and representatives.

        Section 5.14    Shareholder Lists.    After the date of this Agreement, Heritage BHC shall from time to time make available to State National BHC, upon its request, a list of the shareholders of Heritage BHC and their respective addresses, a list showing all transfers of the Heritage BHC Stock and such other information as State National BHC may reasonably request regarding both the ownership and prior transfers of the Heritage BHC Stock.

        Section 5.15    Employee Plans.    At the request of State National BHC, Heritage BHC agrees to take all appropriate actions, prior to the Effective Date, to cause its employee pension plans, as defined in Section 3(2) of ERISA, and its employee welfare benefit plans, as defined in Section 3(1) of ERISA, to be terminated, frozen, amended or merged into similar employee pension plans or employee welfare benefit plans maintained by State National BHC or State National Bank, as determined by State National BHC in its sole discretion, subject to compliance with applicable law, so long as any such action preserves the rights of the participants in such plans (including, without limitation, vesting rights).

        Section 5.16    Employee Health and Welfare Plans.    Without limitation, Heritage BHC agrees that Heritage BHC's employee welfare benefit plans, as defined in Section 3(1) of ERISA, may be terminated, modified or merged into State National BHC's welfare benefit plans on or after the Effective Date, as determined by State National BHC in its sole discretion, subject to compliance with applicable law, so long as any such action preserves the rights of participants in such plans through the Effective Time.

        Section 5.17    Voting Agreement.    Simultaneously with the execution of this Agreement, Heritage BHC and each of the directors of Heritage BHC shall execute and deliver to State National BHC the Voting Agreement in the form of Exhibit Aattached hereto, and Heritage BHC acknowledges that pursuant to such agreement the directors of Heritage BHC have agreed that they will vote the shares of the Heritage BHC Stock owned by them in favor of this Agreement and the transactions contemplated hereby, subject to required regulatory approvals.

        Section 5.18    Accruals and Reserves.    Prior to the Shareholders' Equity Measuring Date (as defined below), Heritage BHC shall establish such additional accruals and reserves as may be necessary to provide for the costs and expenses relating to the consummation by Heritage BHC of the Merger and the other transactions contemplated by this Agreement.

        Section 5.19    Transfer of Real Estate.    At least thirty (30) days prior to the Closing, Heritage BHC shall have caused the Bank to sell, transfer or otherwise distribute, on terms and conditions reasonably satisfactory to State National BHC, those properties listed on Schedule 5.20 (the "Distribution Properties") to the shareholders of Heritage BHC. Such Distribution Properties shall be subject to a deed restriction that prohibits the use of such property by any federally insured financial institution for a period of three (3) years following the Effective Date.

        Section 5.20    Tax Matters.

          A.    Heritage BHC's Subchapter S election under the Code and applicable state law will terminate as of the Effective Date. In connection with the foregoing, Heritage BHC agrees to make an election to close the books of Heritage BHC with all federal tax items allocable to the "S short year" and the "C short year" (as those terms are defined in Section 1362(e)(3) of the Code).

          B.    Heritage BHC will maintain its Subchapter S election under the Code until the Effective Date.

        Section 5.21    Termination of Shareholder Agreement.    Prior to the Effective Time, Heritage BHC shall cause the shareholders of Heritage BHC to terminate the Shareholders Agreements listed on Schedule 5.22 by and among Heritage BHC and each of its shareholders (the "Subchapter S Shareholders Agreement"), with such termination to be effective at or immediately prior to the Effective Time.

        Section 5.22    Directors' and Officers' Insurance.    Heritage BHC shall be permitted to obtain directors' and officers' liability insurance coverage for acts or omissions occurring prior to the Effective Time by purchasing an extension of the claims reporting period for the policy providing such coverage for a period of two (2) years following the Effective Date or such shorter period as Heritage BHC shall determine; provided, however, that the cost of extending any such policy shall be paid or accrued by Heritage BHC or the Bank and expensed in full prior to the Shareholders' Equity Measuring Date.

        Section 5.23    Disclosure Schedules.    At least ten (10) days prior to the Closing, Heritage BHC agrees to provide State National BHC with supplemental disclosure Schedules to be delivered by Heritage BHC pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date.

ARTICLE VI
COVENANTS OF STATE NATIONAL BHC

        State National BHC hereby makes the covenants set forth in this Article VI to Heritage BHC as follows:

        Section 6.01    Best Efforts.    State National BHC shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

        Section 6.02    Regulatory Approvals.

          A.    State National BHC, with the cooperation of Heritage BHC, shall promptly, but not later than thirty (30) days following the receipt by State National BHC of a complete response from Heritage BHC of State National BHC's information request, file or cause to be filed applications for all regulatory approvals required to be obtained by State National BHC in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Merger by the Federal Reserve. State National BHC shall use its best efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

          B.    State National BHC shall keep Heritage BHC reasonably informed as to the status of such applications and filings, and State National BHC shall promptly furnish Heritage BHC and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

        Section 6.03    Untrue Representations.    State National BHC shall promptly notify Heritage BHC in writing if State National BHC becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Heritage BHC or any representation or warranty made in or pursuant to this Agreement or that results in State

National BHC's failure to comply with any covenant, condition or agreement contained in this Agreement.

        Section 6.04    Litigation and Claims.    State National BHC shall promptly notify Heritage BHC of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of State National BHC, threatened against State National BHC that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by State National BHC pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

        Section 6.05    Employee Matters.    State National BHC shall, with respect to each employee of Heritage BHC or any Heritage BHC Subsidiary at the Effective Time who continues in employment with State National BHC or its Subsidiaries (including as an employee of Heritage BHC or any Heritage BHC following consummation of the Merger) (each a "Continued Employee"), provide the benefits described in this Section 6.05. Subject to the right of subsequent amendment, modification or termination in the sole discretion of State National BHC, each Continued Employee who is eligible for participation in Heritage BHC's plans and who is participating in such plans shall be entitled, as an employee of State National BHC or its Subsidiaries, to participate in the employee benefit plans of State National BHC or its Subsidiaries (including those of Heritage BHC or any Heritage BHC Subsidiary to the extent that such employee benefit plans remain in place following the Merger) in effect as of the date of this Agreement, if such Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.05 is not intended to give any Continued Employee any rights or privileges superior to those of other similarly situated employees of State National BHC or its Subsidiaries. The provisions of this Section 6.05 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, State National BHC shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continued Employee may participate, credit each Continued Employee with his or her term of service with Heritage BHC or any Heritage BHC Subsidiary.

        Section 6.06    Director and Officer Indemnification.    For a period of two (2) years after the Effective Time of the Merger, State National BHC shall indemnify, defend and hold harmless each person entitled to indemnification from Heritage BHC and the Bank (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time of the Merger (including, without limitation, the transactions contemplated by this Agreement) to the same extent and subject to the conditions set forth in Heritage BHC's articles of incorporation and bylaws and the Bank's articles of association and bylaws, in each case as in effect on the date hereof.

ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HERITAGE BHC

        All obligations of Heritage BHC under this Agreement are subject to the fulfillment (or, if legally permissible, waiver by Heritage BHC), prior to or at the Closing, of each of the following conditions:

        Section 7.01    Representations and Warranties.    All representations and warranties made by State National BHC in this Agreement or in any document or schedule delivered to Heritage BHC in connection with this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

        Section 7.02    Performance of State National BHC Obligations.    State National BHC shall have, or shall have caused to be, performed or observed in all material respects all agreements, terms, covenants and conditions required by this Agreement to be performed or observed by State National BHC at or prior to the Closing.

        Section 7.03    Shareholder Approvals.    The holders of at least the minimum required percentage of Heritage BHC Stock entitled to vote on this Agreement and the Merger shall have approved this Agreement and the Merger.

        Section 7.04    Government and Other Approvals.    State National BHC shall have received approvals, acquiescence or consents of the transactions contemplated by this Agreement, from all necessary governmental agencies and authorities and other third parties, including but not limited to the Federal Reserve, and all applicable waiting periods shall have expired, and the approvals and consents of all third parties required to consummate this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby, including all consents described on Schedule 3.05 and Schedule 4.03. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Federal or state governmental authority or by any other third party (except shareholders asserting statutory dissenters' appraisal rights) by formal proceedings.

        Section 7.05    No Litigation.    No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby illegal, invalid or unenforceable, (ii) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby, or (iii) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby are consummated, subject Heritage BHC or any Heritage BHC Subsidiary or subject any officer, director, shareholder or employee of Heritage BHC or any Heritage BHC Subsidiary to criminal or civil liability. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

        Section 7.06    Delivery of Closing Documents.    Heritage BHC shall have received all documents required to be received from State National BHC on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to Heritage BHC.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF STATE NATIONAL BHC

        All obligations of State National BHC under this Agreement are subject to the fulfillment (or, if legally permissible, waiver by State National BHC), prior to or at the Closing, of each of the following conditions:

        Section 8.01    Representations and Warranties.    All representations and warranties made by Heritage BHC in this Agreement or in any schedule delivered to State National BHC pursuant hereto shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

        Section 8.02    Performance of Heritage BHC Obligations.    Heritage BHC shall have performed or complied in all material respects with all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Heritage BHC prior to or at the Closing.

        Section 8.03    Shareholder Approvals.    The holders of at least the minimum required percentage of Heritage BHC Stock entitled to vote on the Agreement and the Merger shall have approved this Agreement and the Merger.

        Section 8.04    Government and Other Approvals.    State National BHC shall have received approvals, acquiescence or consents, all on terms and conditions acceptable to State National BHC, of the transactions contemplated by this Agreement from all necessary governmental agencies and authorities, including but not limited to the Federal Reserve, and all applicable waiting periods shall have expired, and the approvals and consents of all third parties required to consummate this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby, including all consents described on Schedule 3.05 and Schedule 4.03. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any Federal or state governmental authority or by any other third party (except shareholders asserting statutory dissenters' appraisal rights) by formal proceedings. It is understood that, if such contest is brought by formal proceedings, the State National BHC may, but shall not be obligated to, answer and defend such contest or otherwise pursue this transaction over such objection.

        Section 8.05    No Litigation.    No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Merger, or the transactions contemplated hereby by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (i) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby illegal, invalid or unenforceable, (ii) require the divestiture of a material portion of the assets of Heritage BHC or any of its Subsidiaries, (iii) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby, (iv) otherwise result in a Material Adverse Change, or (v) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby are consummated, subject State National BHC or any subsidiary of State National BHC or subject any officer, director, shareholder or employee of State National BHC or any subsidiary of State National BHC to criminal or civil liability. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (v) above.

        Section 8.06    Employment Agreements.    State National BHC shall have entered into employment agreements, on terms and conditions satisfactory to State National BHC, with each of those individuals listed on Schedule 8.06.

        Section 8.07    Director Support Agreements.    State National BHC shall have received from each of the persons identified on Schedule 8.07 a Director Support Agreement with State National BHC to become effective on the Effective Date, the form of which is attached as Exhibit B hereto.

        Section 8.08    Releases of Directors and Executive Officers.    State National BHC shall have received from each of the directors of Heritage BHC and the Bank, an instrument, the form of which is attached hereto as Exhibit C, dated the Effective Date, releasing Heritage BHC and the Bank from any and all claims of such directors (except to their deposits, accounts and any indemnification rights under the articles and bylaws of Heritage BHC and the Bank, as applicable). State National BHC shall have received from each of the executive officers of Heritage BHC and the Bank who have entered into employment agreements with State National BHC, an instrument, the form of which is attached hereto as Exhibit D, dated the Effective Date, releasing Heritage BHC and the Bank from any and all claims of such officers (except to their deposits, accounts and any indemnification rights under the articles and bylaws of Heritage BHC and the Bank, as applicable).

        Section 8.09    Legal Opinion.    State National BHC shall have received an opinion of counsel from Brackett & Ellis, a Professional Corporation, addressing each of the matters identified on Exhibit E.

        Section 8.10    Accounting Treatment.    All accounting and tax treatment, entries and adjustments in connection with the transactions contemplated by this Agreement and the other agreements contemplated hereby (and not an accounting matter solely relating to State National BHC's operations apart from the Merger) shall be satisfactory to State National BHC. State National BHC shall not have received notification from any proper regulatory authority that State National BHC's accounting and tax treatment, entries and adjustments used in connection with the Merger are improper, and State National BHC shall not have been required by any such regulatory authority to make any accounting or tax adjustments that would constitute a Material Adverse Change.

        Section 8.11    No Material Adverse Change.    There shall have been no Material Adverse Change in Heritage BHC since December 31, 2004.

        Section 8.12    Termination and/or Integration of Employee Plans.    State National BHC shall have received evidence reasonably satisfactory to State National BHC that, as of the Effective Time, all Employee Plans (other than such plans State National BHC elects not to terminate) have been terminated and/or properly positioned to be integrated into the existing plans of State National BHC or one of its Subsidiaries in accordance with the terms of such Employee Plans, the Code, ERISA and all other applicable laws and regulations on a basis satisfactory to State National BHC in its sole discretion and that, to the extent State National BHC deems necessary or appropriate, affected participants have been notified of such terminations and/or integrations.

        Section 8.13    Shareholders' Equity and Reserves.

          A.    As of the last business day of the month immediately prior to the Effective Date (the "Shareholders' Equity Measuring Date"), (i) the shareholders' equity of Heritage BHC, computed in accordance with GAAP, excluding any FAS 115 adjustments through the Shareholders' Equity Measuring Date and the aggregate amount of the change in control payment listed on Schedule 3.14 and including estimated earnings of Heritage BHC through the Effective Date, shall not be less than $18,450,000 (the "Shareholders' Equity Minimum") and (ii) the allowance for loan losses of the Bank ("ALL") shall not be less than $1,491,447, in each case as determined in accordance with GAAP; provided, however, that in the event that the shareholders' equity is less than the Shareholders' Equity Minimum, then the aggregate Merger Consideration to be paid to the holders of Heritage BHC Stock shall be reduced on a dollar-for-dollar basis by the amount by which the shareholders' equity is less than the Shareholders' Equity Minimum.

          B.    At least twenty (20) days prior to the Effective Date, Heritage BHC shall prepare and deliver to State National BHC a schedule containing Heritage BHC's shareholders' equity as calculated in accordance with this Section 8.13 ("Equity Schedule"), which Equity Schedule shall (i) provide the basis for the calculation of the shareholders' equity, and (ii) attach any supporting documentation reasonably requested by State National BHC in connection with such calculation. State National BHC shall have five (5) days from its receipt of the Equity Schedule to deliver a written notice to Heritage BHC of its objection to the calculation of the shareholders' equity ("Equity Notice"), which notice shall specify in reasonable detail the nature of the dispute and the amount or amounts in dispute. If State National BHC (i) does not timely deliver an Equity Notice or (ii) delivers written notice to Heritage BHC of its agreement to the Equity Schedule, then, in either case, the Equity Schedule, as well as the calculation and amount of shareholders' equity set forth therein, shall become final and binding. If State National BHC timely delivers an Equity

  Notice, the disagreement shall be referred to an independent public accounting firm in the United States that is mutually acceptable to Heritage BHC and State National BHC. The independent public accounting firm will act as arbitrator and will issue a report resolving all disputes as to the shareholders' equity of Heritage BHC in accordance with this Section 8.13. Such report of the independent public accounting firm, including the calculation of the shareholders' equity of Heritage BHC set forth therein, will be final and binding on Heritage BHC and State National BHC. Each of Heritage BHC and State National BHC will share equally all costs and fees incurred by it in connection with the foregoing arbitration and all costs, fees and expenses to be borne by Heritage BHC shall be deducted from shareholders' equity as determined pursuant to this Section 8.13.

        Section 8.14    Termination of Shareholder Agreement.    The Subchapter S Shareholders Agreement shall have been terminated in accordance with the terms thereof, and State National BHC shall have received evidence of such termination in such form and substance as may be reasonably satisfactory to State National BHC.

        Section 8.15    Delivery of Closing Documents.    State National BHC shall have received all documents required to be received from Heritage BHC on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to State National BHC.

ARTICLE IX
TERMINATION AND ABANDONMENT

        Section 9.01    Expenses.    Each of the parties hereto shall bear its respective costs and expenses (including, without limitation, all counsel fees and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement.

        Section 9.02    Right of Termination.    This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Heritage BHC as follows, and in no other manner:

          A.    By mutual written agreement of Heritage BHC and State National BHC, duly authorized by their respective boards of directors.

          B.    By either Heritage BHC or State National BHC (provided that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties' obligations to close specified in Articles VII and VIII, respectively, shall not have been satisfied on or before September 30, 2005, or such later date as may be mutually agreed to by State National BHC and Heritage BHC.

          C.    By either Heritage BHC or State National BHC if (i) any of the transactions contemplated by this Agreement or any other agreement contemplated hereby, are disapproved by any regulatory authority whose approval is required to consummate such transactions, or (ii) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby and such order, decree, ruling or other action shall have been final and nonappealable.

          D.    By State National BHC if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or if any such application is approved with commitments, conditions or understandings, whether contained in an approval letter or otherwise, which, in the reasonable determination of State National BHC, materially impairs the value of Heritage BHC and the Heritage BHC Subsidiaries, taken as a whole, to State National BHC or which alters the economics of the transactions contemplated by this Agreement, including without limitation, the Merger.

          E.    By State National BHC if there shall have been any Material Adverse Change with respect to Heritage BHC.

          F.     By State National BHC, if Heritage BHC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of forty-five (45) calendar days after notice from State National BHC.

          G.    By Heritage BHC, if State National BHC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such failure shall not have been cured within a period of forty-five (45) calendar days after notice from Heritage BHC.

          H.    by State National BHC or Heritage BHC, if this Agreement and the Merger is not approved by the required vote of shareholders of Heritage BHC.

          I.     By State National BHC in accordance with the provisions of Section 5.14.

        Section 9.03    Notice of Termination.    The power of termination provided for by Section 9.02 hereof may be exercised only by a notice given in writing, as provided in Section 12.06 of this Agreement.

        Section 9.04    Effect of Termination.    Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement, in the event of termination of this Agreement pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) each party shall be responsible for their expenses and costs pursuant to Section 9.01 hereof, (ii) Article X, Article XI, Section 9.04 and Section 12.01 shall survive any termination of the Agreement, and (iii) notwithstanding anything to the contrary herein, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

ARTICLE X
CONFIDENTIAL INFORMATION

        Section 10.01    Definition of "Recipient," "Disclosing Party" and "Representative".    For purposes of this Article X, the term "Recipient" shall mean the party receiving the Subject Information (as such term is defined in Section 10.02 hereof) and the term "Disclosing Party" shall mean the party furnishing the Subject Information. The terms "Recipient" or "Disclosing Party", as used herein, include: (i) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (ii) any person or entity controlling, controlled by or under common control with the Recipient or the Disclosing Party, as the case may be. The term "Representative" as used herein, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of any of the foregoing. The term "person" as used in this Article X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, governmental agency or individual.

        Section 10.02    Definition of "Subject Information".    For purposes of this Article X, the term "Subject Information" shall mean all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being non public, confidential or proprietary) by or on behalf of the Disclosing Party or its

Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term "Subject Information" shall not include information that (i) was already in the Recipient's possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (iii) becomes available to the Recipient on a non-confidential basis from a source other than the Disclosing Party, its Representative or otherwise, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

        Section 10.03    Confidentiality.    Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient's Representatives; provided, however, that (i) any of such Subject Information may be disclosed to the Recipient's Representatives (including, but not limited to, the Recipient's accountants, attorneys and investment bankers) who need to know such information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such information and that the Recipient shall direct and cause such persons to treat such information confidentially); (ii) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by law to do so; and (iii) any disclosure of such Subject Information may be made to which the Disclosing Party consents in writing prior to any such disclosure by Recipient.

        Section 10.04    Securities Law Concerns.    Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient's Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, non-public information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

        Section 10.05    Return of Subject Information.    In the event of termination of this Agreement, for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information other than information contained in any application, notice or other document filed with any governmental agency and not returned to the Recipient by such governmental agency. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any governmental agency.

        Section 10.06    Specific Performance/Injunctive Relief.    Each Recipient acknowledges that the Subject Information constitutes valuable, special and unique property of the Disclosing Party critical to its business and that any breach of Article X of this Agreement by it will give rise to irreparable injury to the Disclosing Party that is not compensable in damages. Accordingly, each Recipient agrees that the Disclosing Party shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of Article X of this Agreement by the Recipient or its Representatives. Each Recipient further agrees to waive, and use its reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of Article X of this Agreement, but shall be in addition to all other remedies available at law or in equity to the Disclosing Party.

ARTICLE XI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ADDITIONAL REMEDIES

        Section 11.01    Survival of Representations and Warranties.    The parties hereto agree that all of their respective representations and warranties contained in this Agreement shall survive Closing for a period of one year.

        Section 11.02    Additional Remedies.    Nothing contained in this Article XI shall limit or otherwise affect the remedies available to State National BHC, or its officers, directors or agents with respect to any claim or cause of action arising out of the willful misconduct, fraud or gross negligence of Heritage BHC or any shareholder, officer, director, employee or agent of Heritage BHC. Nothing contained in this Article XI shall limit or otherwise affect the remedies available to Heritage BHC, or its officers, directors, shareholders or agents with respect to any claim or cause of action arising out of the willful misconduct, fraud or gross negligence of State National BHC or any shareholder, officer, director, employee or agent of State National BHC.

ARTICLE XII
MISCELLANEOUS

        Section 12.01    Brokerage Fees and Commissions.

          A.    State National BHC hereby represents to Heritage BHC that no agent, representative or broker has represented State National BHC in connection with the transactions described in this Agreement. Heritage BHC shall have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of State National BHC, and State National BHC hereby agrees to indemnify and hold Heritage BHC harmless for any amounts owed to any agent, representative or broker of State National BHC.

          B.    Heritage BHC hereby represents to State National BHC that no agent, representative or broker has represented Heritage BHC, its directors and officers, or, to the best knowledge of Heritage BHC, any of the shareholders of Heritage BHC in connection with the transactions described in this Agreement. State National BHC shall have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of Heritage BHC or any shareholder of Heritage BHC, and Heritage BHC agrees to indemnify and hold State National BHC harmless for any amounts owed to any agent, representative or broker of Heritage BHC or any shareholder of Heritage BHC.

        Section 12.02    Entire Agreement.    This Agreement (including the documents and instruments referred to herein), and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

        Section 12.03    Further Cooperation.    The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully consummate the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

        Section 12.04    Severability.    If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any present or future rule of law or public policy, then: (i) such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (ii) the remaining conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (iii) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

        Section 12.05    Notices.    Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or (except in the case of payments) by telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (i) in the case of personal delivery, telex or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

If to Heritage BHC:
Heritage Financial Corporation 1807 Highway 377 East Granbury, Texas 76048 Telecopy No: (817) 573-8094
Attention:	Mr. Frank B. Kimmell
President and Chief Executive Officer
with a copy to:
A. William Brackett, Esq. Brackett & Ellis 100 Main Street Fort Worth, Texas 76102-3090 Telecopy No: (817) 348-0242
If to State National BHC:
State National Bancshares, Inc. 4500 Mercantile Plaza, Suite 300 Fort Worth, Texas 76137 Telecopy No: (817) 547-1159
Attention:	Mr. Tom C. Nichols
President and Chief Executive Officer
with a copy to:
Charles E. Greef, Esq. Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 3200 Dallas, Texas 75202-2799 Telecopy No: (214) 855-4300

        Section 12.06    Governing Law.

          A.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

          B.    VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS AGREEMENT SHALL LIE IN TARRANT COUNTY, TEXAS.

        Section 12.07    Multiple Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. A telecopy of facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

        Section 12.08    Certain Definitions.

          A.    "Affiliate" means, with respect to any person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

          B.    "Environmental Laws" mean all federal, state and local laws, regulations, statutes, ordinances, codes, rules, decisions, orders or decrees relating or pertaining to the public health and safety or the environment, or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, without limitation, (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended ("SWDA," also known as "RCRA" for a subsequent amending act), (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended ("CERCLA"), (iii) the Clean Water Act, 33 U.S.C. § 251 et seq., as amended ("CWA"), (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended ("CAA"), (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended ("TSCA"), (vi) the Emergency Planning and Community Right to Know Act, 15 U.S.C. § 2601 et seq., as amended ("EPCRKA"), and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

          C.    "Governmental Entity" means any court, administrative agency or commission or other governmental or regulatory authority or instrumentality.

          D.    "Hazardous Material" means, without limitation, (i) any "hazardous wastes" as defined under RCRA, (ii) any "hazardous substances" as defined under CERCLA, (iii) any toxic pollutants as defined under CWA, (iv) any hazardous air pollutants as defined under CAA, (v) any hazardous chemicals as defined under TSCA, (vi) any hazardous substances or extremely hazardous substances as defined under EPCRKA, (vii) asbestos, (viii) polychlorinated biphenyls, (ix) underground storage tanks, whether empty, filled or partially filled with any substance, (x) any substance the presence of which on the property in question is prohibited under any Environmental Law, and (xi) any other substance which under any Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, re-cycling, treatment, transportation, recovery, removal, discharge or disposal.

          E.    "Investment Securities" means all securities held by Heritage BHC and reflected as an asset of Heritage BHC in accordance with GAAP.

          F.     "Material Adverse Change" means any material adverse change in the financial condition, assets, Properties, key employees, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations or prospects of Heritage BHC or State National BHC, as applicable, and their respective Subsidiaries taken as a whole, including, without limitation, any change that reduces or is reasonably likely to reduce the shareholders' equity of Heritage BHC by $1,000,000 or more. The determination of whether a Material Adverse Change has occurred shall not consider any change in the market value of securities or loans held by Heritage BHC or its Subsidiaries due to changes in market interest rates, but shall consider changes in the present value of securities or loans due to deterioration in the financial condition of any obligor on such securities or loans or the value of any collateral securing the securities or loans.

          G.    "Material Adverse Effect" means any effect that (i) is, or would reasonably be likely to be, material and adverse to the business, operations, financial condition or results of operations or prospects of Heritage BHC or State National BHC, as applicable, and their respective Subsidiaries taken as a whole, or (ii) does, or would reasonably likely to, prevent such party from consummating the Merger and the other transactions contemplated hereby.

          H.    The term "Property" or "Properties" shall include all real property owned or leased, including, but not limited to, properties that have been foreclosed on as well as their respective premises and all improvements and fixtures thereon.

          I.     "Regulatory Agency" means (i) any self-regulatory organization, (ii) the Federal Reserve, (iii) the OCC, (iv) the FDIC, or (v) any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

          J.     "Subsidiary" means, when used with reference to an entity, any corporation, partnership or limited liability company, twenty percent (20%) of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, any equity interest.

        Section 12.09    Specific Performance.    Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

        Section 12.10    Attorneys' Fees and Costs.    In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        Section 12.11    Interpretation.    When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word "or" is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors or assigns.

        Section 12.12    No Third Party Beneficiaries.    This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        Section 12.13    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 12.14    Public Disclosure.    Except as otherwise required by applicable law or regulation, neither Heritage BHC nor State National BHC shall, nor shall either permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

        Section 12.15    Extension; Waiver.    At any time prior to the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 12.06 hereof, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 12.05 hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

        Section 12.16    Amendments.    To the extent permitted by applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the shareholders; provided, however, that after the approval of this Agreement by the shareholders, there shall not be, without the further approval of the shareholders, any amendment of this Agreement that decreases the consideration to be paid for the Heritage BHC Stock as set forth in Section 1.06 or that materially and adversely affects the rights of the shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        [Signature Page Follows]

        [Signature Page To Agreement and Plan of Merger]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

State National BHC:	STATE NATIONAL BANCSHARES, INC.
	By:	/s/ TOM C. NICHOLS

Tom C. Nichols
President and Chief Executive Officer
New Heritage:	NEW HERITAGE FINANCIAL CORPORATION
	By:	/s/ TOM C. NICHOLS

Tom C. Nichols
President and Chief Executive Officer
Heritage BHC:	HERITAGE FINANCIAL CORPORATION
	By:	/s/ FRANK B. KIMMELL

Frank B. Kimmell
President and Chief Executive Officer

EXHIBIT A

FORM OF VOTING AGREEMENT

A-1

EXHIBIT B

FORM OF DIRECTOR SUPPORT AGREEMENT

B-1

EXHIBIT C

FORM OF RELEASE OF DIRECTORS

C-1

EXHIBIT D

FORM OF RELEASE OF OFFICERS

D-1

EXHIBIT E

FORM OF LEGAL OPINION

E-1

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  Exhibit 2
AGREEMENT AND PLAN OF MERGER BY AND BETWEEN STATE NATIONAL BANCSHARES, INC. Fort Worth, Texas, NEW HERITAGE FINANCIAL CORPORATION Granbury, Texas and HERITAGE FINANCIAL CORPORATION Granbury, Texas Dated as of May 17, 2005
TABLE OF CONTENTS
EXHIBITS
AGREEMENT AND PLAN OF MERGER
WITNESSETH
ARTICLE I ACQUISITION OF HERITAGE BHC BY STATE NATIONAL BHC
ARTICLE II THE CLOSING AND THE CLOSING DATE
ARTICLE III REPRESENTATIONS AND WARRANTIES OF HERITAGE BHC
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF STATE NATIONAL BHC
ARTICLE V COVENANTS OF HERITAGE BHC
ARTICLE VI COVENANTS OF STATE NATIONAL BHC
ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HERITAGE BHC
ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF STATE NATIONAL BHC
ARTICLE IX TERMINATION AND ABANDONMENT
ARTICLE X CONFIDENTIAL INFORMATION
ARTICLE XI SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ADDITIONAL REMEDIES
ARTICLE XII MISCELLANEOUS
EXHIBIT A FORM OF VOTING AGREEMENT
EXHIBIT B FORM OF DIRECTOR SUPPORT AGREEMENT
EXHIBIT C FORM OF RELEASE OF DIRECTORS
EXHIBIT D FORM OF RELEASE OF OFFICERS
EXHIBIT E FORM OF LEGAL OPINION